UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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Sonic Corp.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 14, 2010

SONIC CORP.

300 Johnny Bench Drive

Oklahoma City, Oklahoma 73104

Dear Stockholder:

It is my pleasure to invite you to the annual meeting of the stockholders of Sonic Corp. (the “Company”). We will hold the meeting on Thursday, January 14, 2010, at 1:30 p.m. on the Fourth Floor of the Sonic Headquarters Building, located at 300 Johnny Bench Drive, Oklahoma City, Oklahoma, for the following purposes:

1.	To elect five directors;

2.	To approve amendments to existing equity plans to allow for a one-time stock option exchange program for employees other than directors and named executive officers;

3.	To approve certain amendments to the Sonic Corp. 2006 Long-Term Incentive Plan, including an increase in the number of shares available for grant under the plan;

4.	To ratify and approve the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm; and

5.	To act upon any such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has chosen the close of business on November 19, 2009, as the date used to determine the stockholders who will be able to attend and vote at the annual meeting. If you own stock in Sonic Corp. at the close of business on that date, you are cordially invited to attend the meeting.

Under the Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet, Sonic has elected to deliver our proxy materials to the majority of our shareholders over the Internet. This process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2009 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2009 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail.

All stockholders are cordially invited to attend the annual meeting in person. However, whether or not you expect to attend the annual meeting in person, if you received paper copies of these proxy materials, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the provided postage-prepaid envelope to ensure your representation and the presence of a quorum at the annual meeting. Stockholders that have accessed these proxy materials on the Internet, as well as those who have received paper copies, may vote by following the instructions included in this proxy statement or by following the instructions detailed in the Internet Availability

Notice, as applicable. If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the annual meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

We look forward to seeing you at the meeting.

By order of the Board of Directors,

/s/ Carolyn C. Cummins

Carolyn C. Cummins, Corporate Secretary
Oklahoma City, Oklahoma
December 4, 2009

SOLICITATION OF PROXIES AND VOTING	1
Solicitation	1
Notice and Access	1
Reimbursement of Nominees	1
Revocation of Proxy	1
Stockholder Proposals	1
VOTING RIGHTS AND PROCEDURE	2
PROPOSAL NO. 1 - ELECTION OF DIRECTORS	2
General	2
Nominees	2
Other Directors	3
Directors Emeritus	4
CORPORATE GOVERNANCE	4
Director Independence	5
Committees of the Board of Directors	5
Compensation Committee Interlocks and Insider Participation	6
Meetings of the Board of Directors	6
Attendance at Annual Meeting of Stockholders	6
Compensation of Directors	6
Director Compensation Table	7
Director Nominations	8
Communications with Directors	8
EXECUTIVE COMPENSATION	8
Compensation Discussion and Analysis	8
Compensation Committee Report	13
Summary Compensation Table	13
Grants of Plan-Based Awards Table	15
Outstanding Equity Awards at Fiscal Year-End Table	15
Option Exercises and Stock Vested Table	18
Potential Payments upon Termination or Change in Control	18
Certain Relationships and Related Transactions	20
Equity Compensation Plan Information	20
Section 16(A) Beneficial Ownership Reporting Compliance	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
PROPOSAL NO. 2 - APPROVAL OF AMENDMENTS TO EXISTING EQUITY PLANS TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS AND NAMED EXECUTIVE OFFICERS	23
Introduction	23
Overview	23
Summary of Material Terms	25
Reasons for the Option Exchange Program	25
Alternatives Considered	26
Implementation of the Option Exchange Program	26
Details of the Option Exchange Program	27
Plan Benefits Relating to the Option Exchange Program	30
Effect on Stockholders	31
Text of Amendments to Existing Plans	31
Summary of the 2006 Plan	31
Stockholder Approval	31
PROPOSAL NO. 3 - APPROVAL OF AN AMENDMENT TO THE 2006 LONG-TERM INCENTIVE PLAN	32
Introduction	32
General	33
Share Limits	33
Administration	33
Eligibility	34
Types of Awards	34
Performance Goals	35
Limitation on Transfer and Beneficiaries	35

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

SONIC CORP.

To Be Held Thursday, January 14, 2010

SOLICITATION OF PROXIES AND VOTING

Solicitation

Sonic Corp. (sometimes referred to herein as “Sonic,” “we,” “us,” “our,” or the “Company”) is furnishing this proxy statement to the stockholders of the Company to solicit their proxies for use at the annual meeting of stockholders to take place on Thursday, January 14, 2010, and at any adjournment of the meeting. We also may use the services of our directors, officers, and employees to solicit proxies personally or by telephone. We regularly retain the services of Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee, to assist with our investor relations and other stockholder communications issues. Corporate Communications, Inc. may assist in the solicitation of the proxies and will not receive any additional compensation for those services. Sonic will bear all of the costs of preparing, printing, assembling, and mailing this proxy statement and the proxy card and all the costs of the solicitation of the proxies.

A copy of our 2009 Annual Report to Stockholders, this proxy statement and an accompanying proxy card are being distributed or otherwise made available beginning on or about December 4, 2009.

Notice and Access

In accordance with the rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials to our stockholders by providing access to such documents on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. Stockholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or they may request that a printed set of the proxy materials be sent to them by following the instructions in the Internet Availability Notice.

The Internet Availability Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in the printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials or a link to a special website to access our proxy materials. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

Reimbursement of Nominees

Sonic will reimburse any bank, broker-dealer, or other custodian, nominee, or fiduciary for its reasonable expenses incurred in completing the mailing of stockholder requested proxy materials to the beneficial owners of Sonic’s voting common stock.

Revocation of Proxy

Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by giving written notice to Carolyn C. Cummins, Corporate Secretary of the Company. The persons named on the proxy card will vote the proxies at the annual meeting, if received in time and not revoked.

Stockholder Proposals

In order for the Company to include a stockholder proposal in the proxy materials for the next annual meeting of stockholders, a stockholder must deliver the proposal to the Corporate Secretary of the Company no later than August 17, 2010.

VOTING RIGHTS AND PROCEDURE

Only the record holders of shares of the voting common stock of the Company as of the close of business on November 19, 2009, will have the right to vote at the Annual Meeting. As of the close of business on that date, the Company had 61,079,661 shares of common stock issued and outstanding (excluding 56,683,932 shares of common stock held as treasury stock). Each stockholder of record will have one vote for each share of common stock of the Company that the stockholder owned as of the record date. All shares of common stock may vote on all matters coming before the annual meeting, and a majority of all of the outstanding shares of common stock of the Company entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum for the meeting. The Company will treat all abstentions and broker non-votes as present or represented at the meeting for the purposes of determining whether a quorum exists for the meeting.

Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Refer to the Internet Availability Notice to see which options are available to you and how to use them.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities and to confirm that their instructions have been properly recorded.

With respect to the election of directors, the five nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes (discussed below) will not affect the outcome of the election because only a plurality of the votes actually cast is needed to elect directors.

With respect to the other proposals and any other matter properly brought before the meeting, a majority of the shares represented at the meeting and entitled to vote is required for approval. Therefore, abstentions will have the effect of a vote against approval. Broker non-votes will not affect the outcome of the vote. Proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes but not as shares counted for determining the outcome of the vote.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term, and one class is elected each year. The Board of Directors is authorized by our bylaws to set the number of directors that constitute the whole Board of Directors. The Nominating and Corporate Governance Committee has recommended to the Board of Directors, and the Board of Directors has nominated for election by the stockholders, the five individuals listed below. If elected, Messrs. Hudson, Rosenberg and Peña will each serve as a director for a three-year term expiring at the annual meeting to be held in 2013. If elected, Mr. Benham and Ms. Taylor will each serve as a director for a one-year term expiring at the annual meeting to be held in 2011.

All nominees will hold office until the stockholders elect their qualified successors. If any of the nominees becomes unable or unwilling to accept the election or to serve as a director (an event which the Board of Directors does not anticipate), the person or persons named in the proxy will vote for the election of the person or persons recommended by the Board of Directors.

Nominees

The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director’s term will expire (if elected) for each nominee for election as a director at the annual meeting of stockholders.

Name and Principal Occupation	First Became a Director	Term Expires	Age
J. Clifford Hudson[1]	August 1993	2013	55
Federico F. Peña[2]	January 2001	2013	62
Robert M. Rosenberg[3]	April 1993	2013	71
Douglas N. Benham[4]	August 2009	2011	53
Kathryn L. Taylor[5]	Nominee	2011	54

1Mr. Hudson has served as the Company’s Chairman of the Board and Chief Executive Officer since January 2000. Mr. Hudson served as Chief Executive Officer and President of the Company from April 1995 to January 2000, and reassumed the position of President in November 2004 until May 2008. He has served in various other offices with the Company since 1984. Mr. Hudson has served on the Board of Trustees of the Ford Foundation since January 2006 and on the Board of Trustees of the National Trust for Historic Preservation since January 2001, where he now serves as Chairman of the Board. He served as Chairman of the Board of the Securities Investor Protection Corporation, the federally chartered organization which serves as the insurer of customer accounts with brokerage firms, from 1994 to 2001.

2Mr. Peña has served as a Managing Director of Vestar Capital Partners since January 1999. He served as a Senior Advisor of Vestar Capital Partners from August 1998 until January 1999. Mr. Peña served as the U.S. Secretary of Energy from April 1997 through July 1998 and as the U.S. Secretary of Transportation from January 1993 through January 1997. He served as the Mayor of the city and county of Denver, Colorado from 1983 through 1991 and in the Colorado House of Representatives from 1979 until 1982. Mr. Peña currently serves as a Director of Border Media Partners, a privately held radio company. He has been a member of Toyota’s North American Diversity Advisory Board since January 2002.

3Mr. Rosenberg served as President and Chief Executive Officer of Allied Domecq Retailing USA (“Allied”) from May 1993 until his retirement in August 1998. Allied is the parent company of Dunkin’ Donuts, Inc. and Baskin-Robbins, Inc. Mr. Rosenberg served as President and Chief Executive Officer of Dunkin’ Donuts, Inc. from 1963 until May 1993, and he served as President and Chief Executive Officer of Baskin-Robbins, Inc. from December 1992 until May 1993. Mr. Rosenberg currently serves as an honorary Director of the National Restaurant Association, as well as a Trustee of the educational foundation of the International Franchise Association (“IFA”). He is a past President of the IFA. Mr. Rosenberg also serves as a Director of Dominos, Inc.

4Mr. Benham is the President and Chief Executive Officer of DNB Advisors, LLC, a restaurant industry consulting firm. Mr. Benham served as President and Chief Executive Officer of Arby’s Restaurant Group, a quick- service restaurant company, from January 2004 until April 2006. Mr. Benham served as Chief Financial Officer of RTM Restaurant Group, Inc., an Arby’s franchisee (“RTM”) from 1989 until 2003 and served as a Director of RTM from 1997 until 2003. Mr. Benham also serves as a Director of O’Charley’s Inc.

5Ms. Taylor was elected the Mayor of the city of Tulsa, Oklahoma in 2006, and will complete her term in December 2009. Following her service as Mayor, Ms. Taylor will serve as Chief of Education Strategy and Innovation for the State of Oklahoma, a cabinet-level position to which she was appointed by the Governor of Oklahoma. Ms. Taylor served as the Secretary of Commerce and Tourism and Executive Director of the Department of Commerce of Oklahoma and the Small Business Advocate to the Governor of Oklahoma from February 2003 until 2006. From 1999 through 2002, she served as President of Lobeck-Taylor Foundation, a charitable foundation established by Ms. Taylor and her husband to support education and social issues. Ms. Taylor was a partner in the Oklahoma law firm of Crowe and Dunlevy, serving as the Chair of the Franchising and Distribution Section from 1994 until 1998. She served as the Executive Vice President and General Counsel of Dollar-Thrifty Car Rental from 1988 until 1994. Ms. Taylor previously served as a Director of the Company from January 2006 until April 2006. She resigned her position as Director upon her election as the Mayor of the city of Tulsa, Oklahoma.

Proxies cannot be voted for more than five nominees.

The Board of Directors recommends a vote “For” the election of each of the five nominees as a director.

Other Directors

The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director’s term will expire for each director who will continue as a director after the annual meeting of stockholders.

Name and Principal Occupation	First Became a Director	Term Expires	Age

Leonard Lieberman[1]	December 1988	2011	80
H.E. Rainbolt[2]	January 1996	2011	80
Michael J. Maples[3]	June 2005	2012	67
J. Larry Nichols[4]	January 2007	2012	67
Frank E. Richardson[5]	March 1991	2012	70

1Mr. Lieberman served as the Chief Executive Officer and a Director of Supermarkets General Corporation from 1983 to 1987. From 1987 to the present, Mr. Lieberman has primarily devoted his time to private investments. From January through April 1991, he served as Chairman, President and Chief Executive Officer of Outlet Communications, Inc. From 2002 to June 2006, Mr. Lieberman served as a Director of Enterprise News Media, Inc. He currently serves as a Director of Modern Bank, N.A.

2Mr. Rainbolt has served as Chairman of the Board of BancFirst Corp. of Oklahoma City, Oklahoma, since 1989. From 1985 to 1989, he served as Chairman of the Board of Directors of United Community Corp., a bank holding company in Oklahoma City, Oklahoma, and a predecessor of BancFirst Corp.

3Mr. Maples has over 40 years of experience in the computer industry. He held various management positions at Microsoft Corporation from 1988 to 1995, the most recent of which was Executive Vice President of the Worldwide Products Group and a member of the Office of the President. Before joining Microsoft, Mr. Maples worked for IBM Corporation for over 23 years where he served as Director of Software Strategy. After retiring from Microsoft in 1995, Mr. Maples has primarily devoted his time to private investments and ranching. Mr. Maples also serves as a Director of Lexmark Corp. and Multimedia Games, Inc.

4Mr. Nichols is a co-founder of Devon Energy Corporation and has served as Chairman of the Board of Directors of Devon since 2000 and as Chief Executive Officer since 1980. He served as President of Devon from 1976 until 2003. Mr. Nichols also serves as a Director of Baker Hughes Incorporated. He serves as Chairman of the Board of the American Petroleum Institute and as a Director of the American Natural Gas Alliance, the National Association of Manufacturers, the Independent Petroleum Association of America, and the National Petroleum Council.

5Mr. Richardson has served as Chairman of F. E. Richardson & Co., Inc. of New York City, a firm specializing in acquisitions of and investments in growth companies, since June 1995. From 1986 to June 1995, Mr. Richardson served as President of Wesray Capital Corporation, a firm which also specialized in acquisitions of and investments in growth companies. From 1997 to June 2006, he served as Chairman of Enterprise News Media, Inc., which owned newspapers in Brockton, Quincy, Plymouth, and several other towns in Massachusetts. Mr. Richardson serves as a Trustee of the Metropolitan Museum of Art and the New York University School of Medicine and as a Director of the Rockefeller Brothers Fund Finance Committee, all located in New York.

Directors Emeritus

Troy N. Smith, Sr., founder of the Company, served as Chairman Emeritus of the Board of Directors from May 1991 until his death in October 2009. As Chairman Emeritus, Mr. Smith had the right to attend and participate on a non-voting basis at all meetings of the Board of Directors and received the same director fees as the other independent directors. E. Dean Werries, who served as a director from 1991 until 2005 (and Chairman of the Board from 1995 until 2000), was named Director Emeritus in January 2005. Mr. Werries has the right to attend and participate on a non-voting basis at all meetings of the Board of Directors.

CORPORATE GOVERNANCE

Sonic’s policies and practices reflect corporate governance initiatives that are compliant with the listing standards of NASDAQ and the corporate governance regulations of the Sarbanes-Oxley Act of 2002. The Board of Directors has documented its corporate governance practices and adopted Corporate Governance Guidelines, which are designed to formalize these practices and enhance governance efficiency and effectiveness. The Corporate Governance Guidelines may be found on Sonic’s website, www.sonicdrivein.com, by going to the investor section under the strictly business section of the website. Among other things, these guidelines address the following:

•

The Nominating and Corporate Governance Committee is required to review with the Board annually the composition of the Board as a whole, including the directors’ independence, skills, experience, age, diversity, and availability of service to the Company.

•	The Board is required to conduct periodic self-evaluation through the Nominating and Corporate Governance Committee.
•

The Nominating and Corporate Governance Committee is required to review and report to the Board at least annually on succession planning for the Chief Executive Officer, and the Chief Executive Officer is required at all times to make available to the Board his or her recommendations of potential successors.

•	The independent directors are required to meet in conjunction with each regularly scheduled quarterly Board meeting and at other appropriate times.
•	The Board and all committees are authorized to hire their own advisors.
•	Directors who change job responsibilities are required to notify the Board and give the Board the opportunity to review whether they should continue to serve as Board members.

Director Independence

Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors, with the exception of our Chairman and Chief Executive Officer, J. Clifford Hudson, is independent under the criteria established by NASDAQ for director independence. The NASDAQ criteria include various objective standards and a subjective test. The objective element consists of specific relationships that automatically preclude a finding of independence. The subjective component requires the Board to make an affirmative determination that there are no other relationships that would impair independence. Mr.  Hudson is the only employee member of the Board.

Committees of the Board of Directors

The Board of Directors has three standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee. The charters for each of these committees are available at no charge in the corporate governance section of the Company’s website at http://ir.sonicdrivein.com/governance.cfm. All members of each of these committees are independent directors. In addition, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards.

The independent directors of the Company meet without the management director at executive sessions in conjunction with each quarterly board meeting and at other appropriate times. The independent directors have designated Frank E. Richardson as the lead director to preside at all meetings of the independent directors.

Nominating and Corporate Governance Committee.   In accordance with its written charter adopted by the Board of Directors, the Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board director nominees, and monitors significant developments in the law and practice of corporate governance. On October 14, 2009, the Nominating and Corporate Governance Committee nominated the five individuals named above for election as directors at the annual meeting of stockholders. The members of the Nominating and Corporate Governance Committee consist of all of the independent directors of the Company. Frank E. Richardson is the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held four meetings during the Company’s last fiscal year. The Nominating and Corporate Governance Committee will consider nominees recommended by the Company’s stockholders. In order to recommend a nominee for the next annual meeting, stockholders must deliver the recommendation in writing to the Company on or before August 17, 2010, addressed to the attention of Carolyn C. Cummins, Corporate Secretary of the Company, and must provide the full name, address, and business history of the recommended nominee.

Audit Committee.   In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and compliance by the Company with certain legal and regulatory requirements. The committee encourages free and open communication among the committee members, Ernst & Young LLP, the Company’s independent registered public accounting firm, and management of the Company. In accordance with its charter, the Audit Committee pre-approves all audit and permissible non-audit services. Throughout the year, the committee periodically meets with representatives of Ernst & Young LLP and also meets with representatives of the internal audit function, without management present. The members of the Audit Committee are H. E. Rainbolt (Chair), Douglas N. Benham, J. Larry Nichols and Frank E. Richardson. Each of the members of the Audit Committee is “independent,” as defined by the rules of the SEC and the NASDAQ stock market listing standards. The Board of Directors has determined that Mr. Rainbolt is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. In fiscal 2009, the Audit Committee met seven times, including meetings to review the quarterly financial statements prior to the releases of earnings to the public.

Compensation Committee.   In accordance with its written charter adopted by the Board of Directors, the Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Compensation Committee is comprised entirely of independent directors who operate under a written charter approved by the Board of Directors. The Compensation Committee’s functions include reviewing and approving the base salary, annual cash incentive awards and long-term equity incentive awards to the executive officers of the Company, as well as overseeing and reviewing the Company’s various equity benefit plans. The members of the Compensation Committee are Robert M. Rosenberg (Chair), Leonard Lieberman, Michael J. Maples, and Federico F. Peña. The Compensation Committee held four meetings during the Company’s last fiscal year.

The Board of Directors annually reviews the performance of the Chief Executive Officer and also sets the compensation of the Chief Executive Officer upon recommendation from the Compensation Committee. Our Chief Executive Officer annually reviews the performance of those executives reporting directly to him and makes recommendations to the Compensation Committee regarding compensation for those executives, as well as any other executive officers named in the Summary Compensation Table (the “named executive officers”). Our Compensation Committee may exercise its discretion in increasing, decreasing or otherwise modifying the proposed compensation and awards to those executive officers.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are named above. None of these individuals has ever been an officer or employee of Sonic or any of its subsidiaries or had any relationship with Sonic requiring disclosure under Item 404 of Regulation S-K. No executive officer of Sonic has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal year 2009.

Meetings of the Board of Directors

The Board of Directors of the Company held a total of seven meetings (four regular quarterly meetings and three telephonic special meetings) during the Company’s last fiscal year. The independent directors met in executive session at each quarterly meeting. Each then-incumbent director attended at least 75% of the meetings of the Board and the Board committees on which he served, with the exception of Michael J. Maples who only attended 74% of such meetings due to health issues.

Attendance at Annual Meeting of Stockholders

The Company encourages its Board members to attend the annual meeting of stockholders and schedules Board and committee meetings to coincide with the stockholder meeting to facilitate the directors’ attendance. Seven of the eight then-incumbent directors attended the annual meeting of stockholders held in January 2009.

Compensation of Directors

During the 2009 fiscal year, cash fees earned by the independent directors for their services were as follows:

•	Annual retainer fee of $30,000;
•	Audit Committee Chair annual retainer amount of $11,667 (annual retainer was increased from $10,000 to $12,000 effective January 1, 2009);
•	Compensation Committee Chair and Nominating and Corporate Governance Committee Chair annual retainer amounts of $6,667 (annual retainer was increased from $5,000 to $7,500 effective January 1, 2009);
•	Additional fee of $2,500 for each Board meeting attended;

•	Additional fee of $1,000 for Audit and Compensation Committee members for each meeting attended January 1, 2009 and thereafter;
•	Additional fee of $1,000 for any special telephonic meetings attended; and
•	Additional fee of $1,000 for Audit Committee members for each quarterly regularly scheduled earnings release telephonic meeting attended.

At the beginning of an independent director’s first term, the director receives an equity award grant valued at $300,000 on the date of grant, comprised 50% of seven-year, nonqualified stock options and 50% of restricted stock units. Beginning with the fourth year of the independent director’s term and continuing annually for so long as the individual serves on the Board, the director receives an equity award grant valued at $85,000 on the date of grant, also comprised 50% of seven-year, nonqualified stock options and 50% of restricted stock units. Both the stock options and the restricted stock units vest over three years. The exercise price of the stock options equals the market value of the common stock at the date of the grant. In January 2009, the Company granted options to purchase 12,403 shares of common stock of the Company at $10.15 per share and 4,134 restricted stock units to Messrs. Lieberman, Nichols, Peña, Rainbolt, Richardson and Rosenberg. Upon Mr. Benham’s appointment to the Board in August 2009, the Company granted options to purchase 39,199 shares of common stock of the Company at $11.11 per share and 13,066 restricted stock units to Mr.  Benham.

Director Compensation Table

The following table sets forth information as to compensation during fiscal year 2009 earned by each non-employee director of the Company.

Name [1]	Fees Earned or Paid in Cash ($)	Option Awards ($)[2]	Stock Awards ($)[3]	Total ($)

Douglas N. Benham	2,500	171,656 [4]	2,651	176,807
Leonard Lieberman	42,500	88,879	8,737	140,116
Michael J. Maples	41,500	33,402	8,737	83,639
J. Larry Nichols	49,000	85,242	8,737	142,979
Federico F. Peña	45,000	88,879	8,737	142,616
H.E. Rainbolt	59,500	88,879	8,737	157,116
Frank E. Richardson	56,500	88,879	8,737	154,116
Robert M. Rosenberg	58,500	88,879	8,737	156,116

1J. Clifford Hudson, the Company’s Chairman of the Board and Chief Executive Officer, is not included in the table as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Hudson as an employee of the Company is shown in the Summary Compensation Table.

2The option awards amounts reflect the dollar amount recognized for financial statement purposes for the fiscal year ended August 31, 2009 in accordance with SFAS 123(R), and thus include amounts for awards granted in and prior to fiscal year 2009. As of August 31, 2009, each incumbent director has the following number of options outstanding: Douglas N. Benham - 39,199; Leonard Lieberman - 110,778; Michael J. Maples - 88,341; J. Larry Nichols - 62,403; Federico F. Peña - 76,216; H.E. Rainbolt - 110,778; Frank E. Richardson - 110,778; and Robert M. Rosenberg - 90,528. The full grant date fair value of stock options awarded in fiscal 2009 was $11.11 for Mr. Benham (initial grant) and $10.15 for each of Messrs. Lieberman, Nichols, Peña, Rainbolt, Richardson and Rosenberg (annual grant after first three-year term).

3The Company began granting restricted stock units to directors in January 2009. The stock awards amounts reflect the dollar amount recognized for financial statement purposes for the fiscal year ended August 31, 2009. As of August 31, 2009, each incumbent director has 4,134 restricted stock units outstanding, except for Douglas N. Benham, who has 13,066 restricted stock units outstanding, which he received in August 2009 upon his appointment as a director.

4Reflects the pro-rated portion for the year for the vesting of one-third of the 39,199 options granted to Mr. Benham in fiscal year 2009 upon his appointment as a director.

Director Nominations

Annually, the Nominating and Corporate Governance Committee follows a process designed to consider the re-election of existing directors and seek individuals qualified to become new Board members for recommendation to the Board for any vacancies.

With respect to nominating existing directors, the Nominating and Corporate Governance Committee reviews relevant information available to it, including an assessment of the directors’ continued ability and willingness to serve as directors. The Nominating and Corporate Governance Committee also assesses each person’s contribution in light of the mix of skills and experience the Nominating and Corporate Governance Committee has deemed appropriate for the Board.

With respect to considering nominations of new directors, the Nominating and Corporate Governance Committee conducts a thorough search to identify candidates based upon criteria the Nominating and Corporate Governance Committee deems appropriate and considering the mix of skills and experience necessary to complement existing Board members. The Nominating and Corporate Governance Committee then reviews selected candidates and makes a recommendation to the Board. The Nominating and Corporate Governance Committee may seek input from other Board members or senior management in identifying candidates.

Each candidate for director must possess the following specific minimum qualifications:

•	Each candidate shall be an individual who has demonstrated integrity and ethics in his or her professional life and has established a record of professional accomplishment in his or her chosen field.
•	No candidate shall have any material personal, financial, or professional interest in any present or potential competitor of the Company.
•

Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership in at least one committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the committee(s) of the Board of which he or she is a member.

The Nominating and Corporate Governance Committee will consider nominations for the Board by stockholders the same way it evaluates other individuals for nomination as a new director. Such nominations must be made in accordance with the Company’s bylaws.

Communications with Directors

Stockholders may communicate with the non-employee members of the Board of Directors by writing to the Board, c/o Carolyn C. Cummins, Corporate Secretary of the Company. All written submissions that appear to be good faith efforts to communicate with Board members about matters involving the interests of the Company and its stockholders are collected and forwarded on a periodic basis to the Board. Any concerns relating to accounting, internal accounting controls, or auditing matters will be brought immediately to the attention of the Company’s principal internal auditor and handled in accordance with the procedures established by the Audit Committee with respect to such communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview.   Successful execution of our strategic plan is predicated on attracting and retaining a talented and highly motivated executive team. Unwanted turnover among our key executives can be very costly to the Company and our stockholders. Therefore, our executive compensation program has been designed to support our long-term strategic objectives, as well as address the realities of the competitive market for talent.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer (“CEO”) and Chief Financial Officer during fiscal 2009, as well as the other individuals included in the Summary Compensation Table on page 14, are referred to as the “named executive officers” or “NEOs.”

Our Compensation Committee, comprised entirely of independent directors, is responsible for aligning our compensation programs with our compensation philosophy of rewarding performance. The Compensation Committee reviews and approves any compensation decisions regarding vice presidents and above (with input from the CEO), and recommends the compensation of the CEO to the full Board of Directors. The Board then sets the CEO’s compensation based on its evaluation of the CEO’s performance.

Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other officers. Named executive officers receive base salary, annual cash incentive awards and long-term equity awards. The only perquisites provided to officers, including named executive officers, are car allowances and premiums paid for certain life and accidental death and dismemberment insurance. Named executive officers are eligible to participate in our health and benefit plans and employee stock purchase plan, which are generally available to all other employees. The Company does not offer any retirement plan or compensation for named executive officers other than the Company’s 401(k) plan in which all employees may participate.

Compensation Objective.   The objective of our executive compensation program is to ensure that compensation paid to named executive officers is closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation assists the Company in attracting, motivating and retaining key executives critical to its long-term success. The Compensation Committee strongly believes that the caliber of our officer team makes a significant difference in our sustained success. To that end, the following principles guide the development of the executive compensation program:

•	ensure a pay-for-performance philosophy by placing significant amounts of compensation “at risk;”
•	provide competitive levels of compensation to attract and retain the best qualified executive talent; and
•	directly link our officers’ interests with those of shareholders by providing opportunities for long-term incentive compensation.

Process of Setting Compensation.   In setting compensation for fiscal 2009, the Compensation Committee considered, among other things:

•	the benchmarking data and analyses described below;
•	our overall performance in fiscal 2008, including our financial and operating performance;
•	each named executive officer’s individual performance and contributions to our achievement of financial goals and operational milestones;
•	each named executive officer’s job responsibilities, expertise, historical compensation, and years and level of experience;
•	the relative compensation levels of our named executive officers; and
•	the importance of retaining each named executive officer and each named executive officer’s potential to assume greater responsibilities in the future.

Components of Compensation.   There are three main components of our executive compensation program:

•	base salary;
•	annual cash incentives; and
•	long-term equity incentives.

Our Compensation Committee considered each of these components within the context of a total rewards framework. We do not target a specific total compensation level. Instead, we strive to be competitive in the marketplace by appropriately balancing all elements of compensation (short-term versus long-term and fixed versus variable) while recognizing the Company’s performance, as well as the named executive officer’s performance, contributions and experience, and internal equity. In maintaining our philosophy of paying for performance, compensation is more heavily weighted towards variable compensation than fixed compensation, which is provided as base salary. This weighting is identified in the table below which shows our fixed versus variable mix for targeted total compensation.

Targeted Fixed Versus Variable Compensation Mix for the

Named Executive Officers for Fiscal 2009

Name	Position	Fixed Compensation as % of Target Total Compensation	Variable Compensation as % of Target Total Compensation

J. Clifford Hudson	Chairman of the Board and Chief Executive Officer	22	78
Stephen C. Vaughan	Chief Financial Officer and Executive Vice President	33	67
W. Scott McLain	President	28	72
E. Edward Saroch	Senior Vice President of Sonic Industries Services Inc.[1]	34	66
Paige S. Bass	Vice President and General Counsel	36	64

1Effective September 8, 2009, Mr. Saroch was elected as Senior Vice President of Sonic Industries Services Inc. Prior to September 8, 2009, he served as President of Sonic Restaurants, Inc.

Compensation of named executive officers is also more heavily weighted towards long-term equity incentives than short-term incentives to align the interests of executives with our stockholders and facilitate the creation of value for stockholders. In furtherance of the Company’s philosophy of rewarding executives for future superior financial performance, prior stock compensation gains are generally not considered in setting future compensation levels.

In furtherance of the compensation philosophy described above, our Compensation Committee has engaged Mercer Human Resource Consulting (“Mercer”) to conduct a biennial review of our total compensation program for our named executive officers and provide relevant market data concerning executive pay practices. For fiscal 2009, Mercer provided data consisting of proxy information of peer companies as well as an analysis of executive compensation survey data for the restaurant industry maintained by Mercer, Towers Perrin and Watson Wyatt.

In making compensation decisions, our Compensation Committee compares each element of total compensation against our “compensation peer group,” which is a benchmarking peer group of publicly traded and privately held restaurant companies, as augmented by survey data where position matches were not available. Our compensation peer group is carefully selected based on criteria including restaurant industries, operating structure and size. The peer group is periodically reviewed and updated by our Compensation Committee to consist of companies against which the Compensation Committee believes we compete for talent. The companies comprising our compensation peer group in fiscal 2009 were:

AFC Enterprises	Chipotle Mexican Grill	Papa John’s
Buffalo Wild Wings	CKE Restaurants	Red Robin
Burger King	Dine Equity	Ruby Tuesday
California Pizza Kitchen	Domino’s Pizza	The Steak n Shake Company
CEC Entertainment	Jack in the Box	Texas Roadhouse
Denny’s	Luby’s	Wendy’s/Arby’s Group
Einstein Noah Restaurant	Panera Bread

For comparison purposes, the Company’s annual revenues are between the 25th percentile and the median in revenues of our compensation peer group and the Company’s market value is above the 75th percentile in market value of our compensation peer group companies. The following sections describe in greater detail each of the elements of our named executive officer compensation program, why they were selected, and how the amounts of each element were determined.

Base Salary.   Base salary is designed to compensate our named executive officers in part for their roles and responsibilities, and to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, we consider each executive’s role and responsibility, experience, unique skills, individual performance and future potential with Sonic, along with salary levels for similar positions in our peer group and internal pay equity. Our compensation philosophy is to target base salaries at or below the median of our compensation peer group for each named executive officer. Base salaries are reviewed annually during our benchmarking process.

Annual Cash Incentive.   We provide performance-based annual cash incentive awards to our named executive officers, as well as other officers and mid-level management personnel. These short-term cash incentives are designed to reward the achievement of specific, pre-set performance objectives measured over the fiscal year. Awards under the annual cash incentive program are based on the Compensation Committee’s belief that a significant portion of the annual compensation of named executive officers should be contingent on achievement of the annual performance goals of the Company.

The Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors at the beginning of the fiscal year. Achievement of the earnings per share target set forth in the annual business plan will result in the payment of a cash incentive award equal to a percentage of the base salary of the named executive officer. The earnings per share target is approved by the Board and designed to reinforce our focus on profitability and enhancement of long-term shareholder value. The target incentive awards are set at or below the median of our compensation peer group. These target award levels are reviewed periodically by our Compensation Committee. The target percentages for each named executive officer are based on the scope of the named executive officer’s responsibilities, internal pay equity among named executive officers with similar responsibilities and competitive considerations. The target percentages for our named executive officers were as follows:

Name	2009	2008

J. Clifford Hudson	100%	85%
Stephen C. Vaughan	65%	60%
W. Scott McLain	75%	60%
E. Edward Saroch	60%	43%[1]
Paige S. Bass	50%	50%

1Reflects Mr. Saroch’s percentage on a pro rata basis based on his election as President of Sonic Restaurants, Inc. on May 1, 2008.

Named executive officers must achieve a threshold level of 85% of the established earnings per share target in order to be rewarded with 50% of their target incentive awards. Incremental progress from 85% to 100% of the established earning per share goal will allow the remaining 50% of the target incentive award to be earned. Thus, consistent with our pay-for-performance philosophy, only when performance meets the earnings per share target will named executive officers be able to realize the entirety of their target incentive awards. The Board of Directors sets the earnings per share target to require strong performance in order to achieve the target incentive awards. To encourage exceptional performance, achievement in excess of the earnings per share target will result in the payment of an incentive award equal to the target incentive award times the actual earnings per share as a percentage of the earnings per share target. For example, if the Company achieved 103% of the earnings per share target for the fiscal year, the named executive officer would be entitled to receive 103% of his target incentive award. Our Compensation Committee retains discretion to adjust incentive awards up or down as it sees fit in light of unusual or unforeseen developments that impact Sonic or the industry in which Sonic operates.

For fiscal 2009, the earnings per share target was $1.16. Our operating climate was challenging during fiscal 2009. We were profitable, but not at the planned level. Actual performance in fiscal 2009 was $.83 per share, which resulted in no incentive awards being paid to the named executive officers. Over the prior three fiscal years, our payouts have been 0%, 79.3%, and 93.7% of the target annual incentive award. The Compensation Committee did not exercise discretion to alter any individual awards for fiscal 2009 or the prior three fiscal years under the annual incentive award plan.

Long-Term Equity Incentive.   A key component of our named executive officer compensation program includes rewards for long-term strategic accomplishments and enhancement of long-term stockholder value through the use of equity-based incentives. As a result, our officers’ interests are closely aligned with stockholders’ long-term interests. We believe that long-term incentive compensation performs an essential role in attracting and retaining executive talent and provides executives with incentives to maximize the value of stockholders’ investments. The annualized value of the stock options and performance share units awarded to our named executive officers is intended to be the largest component of our overall compensation package.

The Sonic Corp. 2006 Long-Term Incentive Plan provides our Compensation Committee flexibility in the choice of vehicles used to make long-term incentive grants, including the ability to issue performance share units and restricted stock. The Compensation Committee reviews the types of awards granted annually to ensure we are spending our shares responsibly and understand the cost associated with each type of available award. The Compensation Committee has historically granted long-term incentive awards consisting solely of stock options. For fiscal 2009, however, the Compensation Committee worked with Mercer, our compensation consultant, in performing a comprehensive review of our long-term incentive compensation. After such review, the Compensation Committee determined that one-half of the total long-term incentive award for named executive officers should be in the form of performance share units and the other half should be in the form of stock options. This change in long-term incentive compensation was made to balance out some of the volatility of stock options while still aligning the interests of named executive officers with that of shareholders. This change also recognized the growing shift away from the exclusive use of stock options by our compensation peer group.

In determining the amount of equity awards to be granted, our Compensation Committee utilizes a formula which consists of “Total Compensation Potential” (base salary plus target annual incentive cash award) divided by the closing market price of our common stock two days prior to the grant date and further multiplied by a factor determined by the Committee. For fiscal year 2009, the award multiple was 3.75 for Mr. Hudson, 3.0 for Mr. McLain, and 2.5 for the other named executive officers. Our Compensation Committee increased the multiplier in fiscal 2009 for Mr. Hudson and Mr. McLain to be consistent with its objective of equity award levels being the largest component of the named executive officers’ compensation and to more closely align with the equity award levels awarded by our peer group. To achieve the goal of equity awards comprising the largest component of our overall compensation package, the Compensation Committee generally targets the equity awards for our named executive officers at the median for our compensation peer group. However, the target equity awards of Messrs. Hudson, Vaughan and McLain are below the median for our compensation peer group based on the Compensation Committee’s philosophy of considering internal equity among named executive officers when setting the compensation multiplier. For fiscal year 2009, Mr. Hudson’s target equity awards were further limited because of the current maximum number of shares issuable in respect of awards that may be made under the 2006 Plan to any participant in any one calendar year of 225,000 shares. The Compensation Committee did not grant Mr. Hudson any compensation in lieu of the equity awards he would have received over the maximum limit.

Long-term incentive award grants to named executive officers are made annually at our January quarterly Compensation Committee meeting. Our quarterly Compensation Committee meeting dates are generally set in conjunction with our quarterly Board meetings and are scheduled about a year in advance of the meetings. In addition to regular long-term incentive award grants, at times our Compensation Committee makes special stock option grants, usually in connection with new employment or as a result of promotion, which are made at the quarterly Compensation Committee meeting following the event triggering the grant. There is no relationship between the timing of the granting of equity-based awards and our release of material non-public information.

Stock options are granted with an exercise price not less than the closing market price of our common stock on the grant date (which is the date of the quarterly Board meeting typically held the day after the quarterly Compensation Committee meeting). Options vest over a period of three years, with one-third becoming exercisable on each anniversary of the grant date as long as the named executive officer is still employed by us on the date of vesting, and generally expire after seven years. The periodic vesting provisions are in place to encourage the named executive officers to remain with the Company. Stock options only have value if our stock price appreciates after the options are granted. With regard to performance share units, the named executive officers were each given a maximum award in January 2009 which will be paid out in common stock at the end of the designated three-year performance period based on average earnings per share over the performance period. The actual number of shares of common stock granted will vary between 0% and 100% of the maximum award based on the level of average earnings per share growth during the performance period. If the average earnings per share growth during the performance period is less than 9%, no shares will be earned. If the earnings per share growth during the performance period is at least 9%, 33% of the maximum number of performance shares will be earned, with the percentage of shares increasing in increments of 3.33% to a maximum of 100% of the shares granted if the average earnings per share growth is 15% or greater.

Chief Executive Officer Compensation.   The Compensation Committee sets the compensation of all named executive officers other than the CEO. The Compensation Committee recommends the compensation of the CEO to the full Board, which then sets the CEO’s compensation based on the Board’s evaluation of the performance of the CEO for the prior fiscal year. The Board’s evaluation of the CEO considers the CEO’s performance against qualitative goals and objectives approved by the Board for the prior fiscal year (specifically addressing any areas where objectives were not met) and the CEO’s self-evaluation of his performance against the goals and objectives. Mr. Hudson’s compensation for fiscal 2009 was higher than that of other named executive officers primarily because of his greater influence over and responsibility for the Company, the compensation levels of comparable executives at companies within our compensation peer group, and his long tenure with the Company.

Termination and Change in Control Arrangements.   We have employment agreements with each named executive officer. The employment agreements provide that if the Company terminates the named executive officer’s employment other than for cause or fails to renew the officer’s contract, the Company must pay the named executive officer certain severance benefits. The contracts for the named executive officers also provide that, upon a change in control of the Company, if the Company terminates the officer’s employment other than for cause or violates any term of the contract, the Company must pay the officer severance benefits. These payments are discussed in more detail under “Potential Payments upon Termination or Change in Control” on page 18. The agreements regarding severance payments are designed to be competitive with similar agreements of our compensation peer companies in order to attract, retain and motivate named executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage named executive officers to remain in service after a change in control and ensure that named executive officers are able to devote their entire attention to maximizing stockholder value in the event of a change in control. The Compensation Committee has determined that the amounts payable under the employment agreements are necessary to achieve those objectives.

Tax Deductibility of Pay.   In determining executive compensation, our Compensation Committee considers several factors, including the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limit the deductibility by the Company of certain categories of compensation in excess of $1,000,000 paid to certain executive officers. One exception applies to “performance-based compensation” paid pursuant to stockholder-approved employee benefit plans (essentially, compensation that is paid only if the individual’s performance meets pre-established objective performance goals based on performance criteria approved by our stockholders). Generally, our Compensation Committee believes that it is in the interests of the Company’s stockholders to preserve the deductibility of compensation paid to executive officers of the Company, while still maintaining the goals of the Company’s executive compensation program. However, where it is deemed necessary and in the best interest of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company’s business strategy, the Committee may approve compensation to executive officers that may exceed the limits of deductibility. For fiscal 2009, no compensation for any of our named executive officers failed to qualify for deduction under Section 162(m).

Conclusion.   The Compensation Committee believes the compensation delivered to the named executive officers for fiscal 2009 is reasonable and appropriate. Further, the Compensation Committee believes the total executive compensation program does not encourage executives to take unnecessary or excessive risk.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectively submitted,

The Compensation Committee

/s/ Robert M. Rosenberg, Chairman

/s/ Leonard Lieberman

/s/ Michael J. Maples

/s/ Federico F. Peña

Summary Compensation Table

The following table provides information concerning total compensation earned by the Chief Executive Officer, the Chief Financial Officer and the three other most-highly compensated executive officers of the Company who served in such capacities as of August 31, 2009 for services rendered to the Company during the past fiscal year. These five officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	Non- Equity Incentive Plan Compen- sation ($)[4]	All Other Compen- sation ($)[5]	Total ($)
J. Clifford Hudson Chairman of the Board and Chief Executive Officer	2009 2008 2007	620,000 606,667 592,935	25,417 25,000 24,117	0 0 0	550,235 638,832 540,160	0 0 356,850	28,539 25,773 27,651	1,224,191 1,296,272 1,541,713

Stephen C. Vaughan Chief Financial Officer and Executive Vice President	2009 2008 2007	321,667 300,000 256,667	13,125 11,250 9,583	0 0 0	230,982 222,476 177,571	0 0 107,055	25,989 27,123 27,131	591,763 560,849 578,007

W. Scott McLain President	2009 2008 2007	383,334 348,333 318,938	15,000 13,542 12,791	0 0 0	359,931 309,367 333,328	0 0 128,863	27,498 26,151 26,684	785,763 697,393 820,604

E. Edward Saroch Senior Vice President of Sonic Industries Services Inc. [6]	2009 2008 2007	266,667 221,667 190,771	10,417 8,333 7,180	0 0 0	158,469 137,020 122,410	0 10,735 59,133	9,498 9,348 9,823	445,051 387,103 389,317

Paige S. Bass Vice President and General Counsel	2009 2008 2007	226,667 203,333 133,622	9,167 7,083 3,525	0 0 0	152,347 136,229 65,779	0 0 23,729	25,773 24,210 15,151	413,954 370,855 241,806

1The bonus amounts represent the holiday bonuses paid to each named executive officer as well as to all of the Company’s employees in an amount equal to one-half of the employee’s monthly base salary.

2Performance share units were granted for the first time in fiscal 2009. The threshold performance level established in the performance share unit awards (and detailed in the Compensation Discussion and Analysis under the section titled “Long-Term Equity Incentive” of this proxy statement) was not met in fiscal 2009 and therefore no expense has been made.

3The amounts shown reflect the compensation costs for financial statement purposes for the fiscal years ended August 31, 2009, 2008 and 2007 in accordance with SFAS 123(R), and thus include amounts for awards granted in and prior to fiscal years 2009, 2008 and 2007. These amounts do not include any reduction in the value for the possibility of forfeiture. See Note 13 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2009 regarding assumptions underlying valuation of equity awards.

4The non-equity incentive plan compensation amounts reflect the cash awards to the named executive officers under the Company’s annual cash incentive plan, which covers the named executive officers, as well as other officers and mid-level management personnel, and is discussed in further detail in the Compensation Discussion and Analysis under the section “Annual Cash Incentive.”

5The amounts include car allowance, the Company’s matching contribution to the Company’s 401(k) plan, and premiums for life insurance paid on behalf of the named individuals. We provide all officers, including our named executive officers, with a choice of a company car (Ford Escape) or a car allowance of $1,200 per month. If an officer chooses the car allowance, it is included in his or her taxable income. We also match 100% of each participant’s contribution to the 401(k) plan for the first 3% of the participant’s base salary and annual cash incentive award and 50% for the next 3% of the participant’s salary and annual cash incentive award. Company contributions vest over a six-year period during the first six years of employment and then vest 100% after the sixth year of employment. In addition, we pay the premiums for life insurance and accidental death and dismemberment insurance for all officers and mid-level management for coverage in the amount of four times the employee’s base salary, up to a maximum coverage of $800,000.

6Effective September 8, 2009, Mr. Saroch was elected as Senior Vice President of Sonic Industries Services Inc. Prior to September 8, 2009, he served as President of Sonic Restaurants, Inc. Mr. Saroch’s bonus for fiscal 2008 was earned based on his goals and objectives as Senior Vice President of Field Services of Sonic Industries Services Inc. prior to his election as President of Sonic Restaurants, Inc. on May 1, 2008.

Grants of Plan-Based Awards Table

The following table provides information concerning grants of plan-based awards made to the named executive officers during fiscal year 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[3]
Name	Grant Date	Threshold ($)[1]	Target ($)	Threshold (#)[2]	Maximum (#)
J. Clifford Hudson
Performance Share Units	1/15/09			37,500	112,500			1,141,875
Stock Options	1/15/09					112,500	10.15	1,141,875
Incentive Plan	N/A	312,500	625,000

Stephen C. Vaughan
Performance Share Units	1/15/09			10,867	32,603			330,920
Stock Options	1/15/09					65,205	10.15	661,831
Incentive Plan	N/A	105,625	211,250

W. Scott McLain
Performance Share Units	1/15/09			16,811	50,432			511,885
Stock Options	1/15/09					100,863	10.15	1,023,759
Incentive Plan	N/A	148,125	296,250

E. Edward Saroch
Performance Share Units	1/15/09			8,917	26,751			271,523
Stock Options	1/15/09					53,502	10.15	543,045
Incentive Plan	N/A	82,500	165,000

Paige S. Bass
Performance Share Units	1/15/09			6,992	20,975			212,896
Stock Options	1/15/09					41,950	10.15	425,793
Incentive Plan	N/A	57,500	115,000

1The threshold amounts reflect the minimum payment level under the Company’s annual cash incentive plan, which is 50% of the target amounts shown in the next column. The minimum payment level may not be attained, and the annual cash incentive may exceed the target amount, as more particularly described in the Compensation Discussion and Analysis under the section “Annual Cash Incentive.” The minimum payment level was not attained for fiscal 2009.

2The amounts shown reflect the range of pay-outs under our performance share unit awards (detailed in the Compensation Discussion and Analysis under the section titled “Long-Term Equity Incentive” of this proxy statement). The January 15, 2009 date reflects the date the performance share unit awards were granted. The actual awards will not be earned until November 30, 2011. The threshold performance level established in the performance share unit awards (and detailed in the Compensation Discussion and Analysis under the section titled “Long-Term Equity Incentive” of this proxy statement) was not met in fiscal 2009.

3The amounts shown represent the fair market value at grant date for financial reporting purposes in fiscal 2009 of performance share units and stock options determined in accordance with SFAS 123(R).

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on the current holdings of stock options and performance share units by the named executive officers as of the fiscal year ended August 31, 2009.

					Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised Options (#)[1]		Option Exercise Price	Option Expiration	Number of Unearned Shares, Units or Other Rights that Have not	Market or Payout Value of Unearned Shares, Units or Other Rights that Have not
Name	Exercisable	Unexercisable	($)	Date	Vested (#)[2]	Vested ($)[3]
J. Clifford Hudson	108,489	0	5.71	4/25/2010	0	--
	94,845	0	7.36	4/16/2011	0	--
	56,902	0	13.03	4/30/2012	0	--
	76,287	0	12.09	4/10/2013	0	--
	64,046	0	14.22	4/29/2014	0	--
	15,001	0	21.14	1/19/2015	0	--
	45,077	0	21.65	4/6/2015	0	--
	15,001	0	19.30	1/31/2016	0	--
	43,492	0	23.08	4/6/2013	0	--
	62,334	31,166	22.54	4/5/2014	0	--
	45,169	90,338	22.24	1/10/2015	0	--
	0	112,500	10.15	1/15/2016	112,500	--

Stephen C. Vaughan	25,995	0	5.71	4/25/2010	0	--
	21,956	0	7.36	4/16/2011	0	--
	30,368	0	9.09	11/13/2011	0	--
	14,227	0	13.03	4/30/2012	0	--
	17,126	0	12.09	4/10/2013	0	--
	14,664	0	14.22	4/29/2014	0	--
	19,983	0	19.72	11/10/2014	0	--
	12,497	0	21.65	4/6/2015	0	--
	13,825	0	23.08	4/6/2013	0	--
	24,043	12,021	22.54	4/5/2014	0	--
	20,173	40,346	22.24	1/10/2015	0	--
	0	65,205	10.15	1/15/2016	32,603	--

W. Scott McLain	43,941	0	5.71	4/25/2010	0	--
	41,735	0	7.36	4/16/2011	0	--
	25,604	0	13.03	4/30/2012	0	--
	30,803	0	12.09	4/10/2013	0	--
	38,733	0	14.89	1/21/2014	0	--
	26,636	0	14.22	4/29/2014	0	--
	33,890	0	19.72	11/10/2014	0	--
	20,133	0	21.65	4/6/2015	0	--
	19,769	0	23.08	4/6/2013	0	--
	28,941	14,470	22.54	4/5/2014	0	--
	23,055	46,109	22.24	1/10/2015	0	--
	17,455	34,909	16.34	8/14/2015	0	--
	0	100,863	10.15	1/15/2016	50,432	--

E. Edward Saroch	15,299	0	5.71	4/25/2010	0	--
	13,316	0	7.36	4/16/2011	0	--
	7,478	0	13.03	4/30/2012	0	--
	21,427	0	10.75	11/15/2012	0	--
	24,113	0	10.97	8/20/2013	0	--
	13,238	0	12.09	4/10/2013	0	--
	12,226	0	14.22	4/29/2014	0	--
	9,044	0	21.65	4/6/2015	0	--
	13,997	0	21.07	8/17/2015	0	--
	9,988	0	23.08	4/6/2013	0	--

					Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised Options (#)[1]		Option Exercise Price	Option Expiration	Number of Unearned Shares, Units or Other Rights that Have not	Market or Payout Value of Unearned Shares, Units or Other Rights that Have not
Name	Exercisable	Unexercisable	($)	Date	Vested (#)[2]	Vested ($)[3]
	12,021	6,010	22.54	4/5/2014	0	--
	8,434	16,866	22.24	1/10/2015	0	--
	11,364	22,727	16.34	8/14/2015	0	--
	0	52,502	10.15	1/15/2016	26,751	--

Paige S. Bass	8,118	0	14.22	4/29/2014	0	--
	3,063	0	21.65	4/6/2015	0	--
	2,955	0	23.08	4/6/2013	0	--
	9,686	4,842	22.21	1/31/2014	0	--
	9,462	4,730	22.54	4/5/2014	0	--
	13,209	26,416	22.24	1/10/2015	0	--
	0	41,950	10.15	1/15/2016	20,975	--

1The following table shows the grant date, vesting schedule and expiration date for all unvested stock options as of the fiscal year ended August 31, 2009. All stock options have a three-year vesting schedule of 33 1/3% per year. All stock options granted prior to April 2006 have a 10-year term and all stock options granted in or after April 2006 have a seven-year term.

Grant Date	Vesting Schedule	Expiration Date

1/31/2007	33 1/3% per year with remaining vesting date of 1/31/2010	1/31/2014
4/5/2007	33 1/3% per year with remaining vesting date of 4/5/2010	4/5/2014
1/10/2008	33 1/3% per year with remaining vesting dates of 1/10/2010 and 1/10/2011	1/10/2015
8/14/2008	33 1/3% per year with remaining vesting dates of 8/14/2010 and 8/14/2011	8/14/2015
1/15/2009	33 1/3% per year with remaining vesting dates of 1/15/2010, 1/15/2011 and 1/15/2012	1/15/2016

2The grants in this column reflect the maximum number of shares that may be earned under the performance share unit awards granted January 15, 2009. The performance shares earned under the performance share unit awards will vest on January 1, 2012. In order for the shares to vest, a three-year average earnings per share threshold has to be attained for the three-year period ending November 30, 2011.

3The threshold performance level established in the performance share unit awards (and detailed in the Compensation Discussion and Analysis under the section titled “Long-Term Equity Incentive” of this proxy statement) was not met in fiscal 2009 and therefore performance share units are not assigned a value for purposes of this table.

Option Exercises and Stock Vested Table

The following table sets forth information regarding stock options exercised during the last fiscal year by the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)[1]	Value Realized on Exercise ($)

J. Clifford Hudson	93,050	214,015
Stephen C. Vaughan	57,092	263,784
W. Scott McLain	38,285	171,134
E. Edward Saroch	55,153	248,606
Paige S. Bass	-0-	-0-

1All of the options exercised by Messrs. Hudson, Vaughan, McLain and Saroch would have expired in fiscal year 2009 if not exercised.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with Mr. Hudson, our Chairman of the Board and Chief Executive Officer, and the other named executive officers. Mr. Hudson’s agreement is for a two-year term which automatically extends each year for one additional year to maintain successive terms of two years unless specifically terminated or not renewed by the Company. The agreements for all other named executive officers automatically renew for successive one-year terms unless specifically terminated or not renewed by the Company. The employment agreements provide that if the Company terminates the named executive officer’s employment other than for cause or fails to renew the officer’s contract, the officer will receive his or her base compensation for a 24-month period after termination in the case of Mr. Hudson, for a 12-month period after termination in the case of Messrs. Vaughan, McLain and Saroch, and for a six-month period after termination in the case of Ms. Bass. The agreements define “cause” as (1) the willful and intentional failure to perform substantially the officer’s duties (other than because of physical or mental incapacity), (2) the commission of an illegal act in connection with the officer’s employment, or (3) the commission of any act which falls outside the ordinary course of the officer’s responsibilities and which exposes the Company to a significant level of undue liability. A determination of “cause” requires the affirmative vote of at least two-thirds of all members of the Board of Directors. The contract for Mr. Hudson expires in December 2010. The contracts for Messrs. Vaughan, McLain and Saroch and Ms. Bass expire in December 2009.

The contracts for all of the named executive officers also provide that, upon a change in control of the Company, if the Company terminates the officer’s employment other than for cause or violates any term of the contract, the Company must pay the officer a lump sum equal to a specified multiple of the officer’s then current salary, not to exceed the maximum payable without a loss of the deduction under Section 280G of the Internal Revenue Code. The specified multiple equals two times the amount of their annual base salary for all of the named executive officers of the Company, except for Mr. Hudson (who would receive three times his annual base salary), and for Ms. Bass (who would receive the amount of her annual base salary). The same lump sum provision applies if the officer should resign for “good reason,” which includes (without limitation) the occurrence without the officer’s consent after a change in control of the Company of (1) the assignment to the officer of duties inconsistent with the officer’s office with the Company, (2) a change in the officer’s title or office with the Company, or (3) a reduction in the officer’s salary. The officers’ contracts generally define a “change in control” to include any consolidation or merger of the Company in which the Company does not continue or survive or pursuant to which the shares of capital stock of the Company convert into cash, securities, or other property; any sale, lease, exchange, or transfer of all or substantially all of the assets of the Company; the acquisition of 50% or more of the outstanding capital stock of the Company by any person; or a change in the make-up of the Board of Directors of the Company during any period of two consecutive years, pursuant to which individuals who at the beginning of the period made up the entire Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors, unless at least two-thirds of the directors then and still in office approved the nomination of the new directors.

Other than the foregoing agreements, the Company has no compensatory plan or arrangement with respect to its executive officers which would result from the resignation, retirement, or termination of any executive officer’s employment with the Company, from a change in control of the Company, or from a change in an executive officer’s responsibilities following a change in control of the Company.

The following table describes and quantifies certain compensation that would become payable under the contracts described above if the named executive officers’ employment had terminated on August 31, 2009, the last day of the fiscal year. The amounts are based on each officer’s compensation as of that date, and if applicable, the Company’s closing stock price on that date of $11.43.

Name	Benefit	Retirement ($)	Before Change in Control Termination w/o Cause ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Disability ($)	Death ($)

J. Clifford Hudson	Cash Severance	--	1,250,000	1,875,000	[1]	--
	Stock Options [2]	--	--	144,000	144,000	144,000
	Performance Share units[3]	--	--	--	--	--

Stephen C. Vaughan	Cash Severance	--	325,000	650,000	[1]	--
	Stock Options [2]	--	--	83,462	83,462	83,462
	Performance Share units[3]	--	--	--	--	--

W. Scott McLain	Cash Severance	--	395,000	790,000	[1]	--
	Stock Options [2]	--	--	129,105	129,105	129,105
	Performance Share units[3]	--	--	--	--	--

E. Edward Saroch	Cash Severance	--	275,000	550,000	[1]	--
	Stock Options[2]	--	--	68,483	68,483	68,483
	Performance Share units[3]	--	--	--	--	--

Paige S. Bass	Cash Severance	--	115,000	230,000	[1]	--
	Stock Options[2]	--	--	53,696	53,696	53,696
	Performance Share units[3]	--	--	--	--	--

1Named executive officers do not receive any payments upon termination as a result of long-term disability other than the long-term disability benefits provided to all corporate employees in the amount of 70% of the employee’s salary, but not to exceed $10,000 per month, until the employee reaches the age of 65.

2Unvested stock options granted under the Sonic Corp. 2006 Long-Term Incentive Plan (the “2006 Plan”) become exercisable upon a named executive officer’s disability or death. Under the 2006 Plan, unvested stock options do not automatically accelerate upon a change in control; however, the Compensation Committee has the authority and may determine at any time that unvested stock options will accelerate upon a change in control. The amounts reflected assume the Compensation Committee will make such determination. The value is based on the difference between the closing price of $11.43 on August 31, 2009 for a share of Sonic Corp. stock and the exercise price of the stock option as set at the time of the stock option grant. The exercise price of unvested stock options granted under the 2001 Plan and the 2006 Plan, which would become exercisable upon the named executive officer’s retirement, disability or death, or upon a change in control, is greater than the closing price of Sonic Corp. stock on August 31, 2009 and therefore these stock options are not assigned a value for purposes of this table.

3Upon a named executive officer’s disability or death or termination without cause, the performance share units vest as of the date of such event, and the officer (or the officer’s estate) is entitled to receive a pro rata number of performance shares based on the number of months in the vesting period which have elapsed prior to the event. Upon a change in control, the performance share units vest immediately with the officer earning the number of performance shares equal to the maximum number multiplied by the greater of 66.67% and the applicable performance multiple (determined as if the effective date of the change in control were the last day of the performance period). The calculation of earned performance share units is detailed in the Compensation Discussion and Analysis under the section titled “Long-Term Equity Incentive” of this proxy statement. Performance share units were granted for the first time in fiscal 2009. The threshold performance level established in the performance share unit awards (and detailed in the Compensation Discussion and Analysis under the section titled “Long-Term Equity Incentive” of this proxy statement) was not met in fiscal 2009 and therefore performance share units are not assigned a value for purposes of this table.

Certain Relationships and Related Transactions

We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, all directors and executive officers are required to report actual or potential conflicts of interest to the Nominating and Corporate Governance Committee of the Board of Directors. The Chief Executive Officer, Chief Financial Officer, Treasurer and Controller are also subject to the Company’s Code of Ethics for Financial Officers, which requires them to avoid actual or apparent conflicts of interest and report violations of the Code of Ethics to the Chairman of the Audit Committee of the Board of Directors. The Audit Committee Charter requires the Audit Committee to review and approve policies and procedures with respect to proposed transactions between the Company and related parties and to review and approve in advance all such related-party transactions. The Audit Committee will approve any such transaction only if it is determined to be in the best interests (or not inconsistent with the best interests) of the Company and its stockholders. In addition, directors and executive officers provide information in an annual questionnaire relating to any transactions with the Company, which transactions are reviewed by the Audit Committee to determine whether disclosure is required in the Company’s proxy statement. No member of the Audit Committee participates in any approval of a related party transaction in which such member is a related person, other than to provide all material information regarding the transaction to the Committee.

The Company’s Code of Business Conduct and Ethics, Code of Ethics for Financial Officers and Audit Committee Charter may all be found on our website at http://ir.sonicdrivein.com/governance.cfm.

Equity Compensation Plan Information

The following table sets forth information about the Company’s equity compensation plans as of August 31, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	8,116,254[1]	$15.77[2]	1,801,522
Equity compensation plans not approved by security holders	-0-	-0-	-0-

1Includes shares subject to outstanding options granted under the Sonic Corp. 2006 Long-Term Incentive Plan (the “2006 Plan”) and prior stock option plans no longer in effect for new grants. Also includes shares subject to outstanding performance share units and restricted stock units granted under the 2006 Plan.

2The weighted-average exercise price does not take into account 412,987 shares subject to outstanding performance share units and 42,004 shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.

Section 16(A) Beneficial Ownership Reporting Compliance

Based upon a review of the original and amended Forms 3, 4, and 5 furnished to the Company during its last fiscal year, we do not know of any person who failed to file on a timely basis any reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners.   The following table shows the total number and percentage of the outstanding shares of the Company’s voting common stock beneficially owned as of June 30, 2009, unless otherwise noted, with respect to each person (including any “group” as used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) the Company knows to have beneficial ownership of more than 5% of the Company’s common stock. The Company computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which includes as beneficially owned all shares of common stock that the person or group has the right to acquire within the next 60 days.

Beneficial Owner	Number of Shares	Percent[1]

FMR LLC[2] 82 Devonshire Street Boston, MA 02109	9,107,828	14.9

Earnest Partners, LLC[3] 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	4,676,852	7.7

Barclays Global Investors, NA4 45 Fremont Street, 17th Floor San Francisco, CA 94105	4,122,684	6.7

Atlanta Capital Management Co LLC[5] 1349 West Peachtree St. Atlanta, GA 30309	3,599,812	5.9

AXA[6] 25, Avenue Matignon 75008 Paris, France	3,354,355	5.5

1Based on the number of outstanding shares of common stock as of October 15, 2009.

2Reflects shares beneficially owned by FMR LLC (formerly known as FMR Corp.) (“FMR”) according to a 13F Holdings Report originally filed by FMR with the SEC on September 1, 2009, reflecting ownership of shares as of June 30, 2009. Based on the 13F Holdings Report, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, and FMR Co., Inc. has sole voting power over 0 shares, shared voting power over 0 shares and no voting power over 9,107,828 shares. According to a statement on Schedule 13G filed by FMR with the SEC on February 17, 2009 as of December 31, 2008 each of FMR and Mr. Edward C. Johnson 3d, Chairman of FMR, has sole dispositive power over (and beneficially owned) 7,121,123 shares, representing 7,121,123 shares beneficially owned by Fidelity as a result of its role as an investment advisor to various investment companies, one of which, Fidelity Low Priced Stock Fund, owned 5,825,000 shares.

3Reflects shares beneficially owned by Earnest Partners, LLC according to a 13F Holdings Report filed by Earnest Partners, LLC with the SEC on August 14, 2009, reflecting ownership of shares as of June 30, 2009. Based on the 13F Holdings Report, Earnest Partners, LLC has sole voting power over 1,872,843 shares, shared voting power over 1,117,943 shares and no voting power over 1,619,566 shares.

4Reflects shares beneficially owned by Barclays Global Investors, NA (“Barclays”) according to a 13F Holdings Report filed by Barclays Global Investors UK Holdings Limited with the SEC on September 11, 2009, reflecting ownership of shares as of June 30, 2009. Based on the 13F Holdings Report, Barclays has sole voting power over 1,453,616 shares, shared voting power over 0 shares and no voting power over 220,137 shares. Barclays Global Fund Advisors, which has the same address as Barclays, has sole voting power over 1,667,248 shares, shared voting power over 0 shares and no voting power over 737,389. Barclays Global Investors LTD, whose address is Murray House, 1 Royal Mint Court, London, EC3N 4HH, has sole voting power over 1,607 shares, shared voting power over 0 shares and no voting power over 42,687 shares.

5Reflects shares beneficially owned by Atlanta Capital Management Co LLC, (“Atlanta”) according to a 13F Holdings Report filed by Atlanta with the SEC on August 13, 2009, reflecting ownership of shares as of June 30, 2009. Based on the 13F Holdings Report, Atlanta has sole voting power over 3,541,955 shares, shared voting power over 0 shares and no voting power over 57,857 shares.

6Reflects shares beneficially owned by AXA according to a 13F Holdings Report filed by AXA with the SEC on August 14, 2009, reflecting ownership of shares as of June 30, 2009. Based on the 13F Holdings Report, Alliance Bernstein L.P., AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle (collectively, “AXA”) and AXA Financial, Inc. have sole voting power over 174,360 shares, shared voting power over 0 shares and no voting power over 1,189,042 shares. AXA and AXA Rosenberg Investment Management LLC have sole voting power over 1,047,116, shared voting power over 0 shares and no voting power over 943,837 shares.

Management.   The following table sets forth information obtained from our directors and executive officers as to their beneficial ownership of the Company’s voting common stock as of November 19, 2009. We computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which rule includes as beneficially owned all shares of common stock which the person or group has the right to acquire pursuant to stock options exercisable and restricted share units that will vest within the next 60 days (“Currently Exercisable Options” and “Currently Vested Restricted Share Units”). Unless indicated otherwise, each stockholder holds sole voting and investment power with regard to the shares of common stock.

Beneficial Owner	Number of Shares	Number of Currently Exercisable Options	Number of Currently Vested Restricted Share Units	Percent[1]

J. Clifford Hudson[2]	984,119	709,306	--	2.75
Stephen C. Vaughan[3]	82,429	256,765	--	[4]
W. Scott McLain[5]	142,008	407,371	--	[4]
E. Edward Saroch[6]	74,292	198,213	--	[4]
Paige S. Bass[7]	5,856	73,685	--	[4]
Douglas N. Benham	5,000	0	--	[4]
Leonard Lieberman	112,953	93,344	1,378	[4]
Michael J. Maples	6,000	80,073	1,378	[4]
J. Larry Nichols	5,000	37,469	1,378	[4]
Federico F. Peña	71,161	58,782	1,378	[4]
H. E. Rainbolt	143,000	93,344	1,378	[4]
Frank E. Richardson[8]	1,849,159	93,344	1,378	3.18
Robert M. Rosenberg	114,530	73,094	1,378	[4]
Directors and executive officers as a group (18)[9]	3,619,871	2,429,477	9,646	9.52

1Pursuant to Rule 13(d)(3), the Company includes the shares of common stock underlying the Currently Exercisable Options and Currently Vested Restricted Share Units as outstanding for the purposes of computing the percentage ownership of the person or group holding those options or units, but not for the purposes of computing the percentage ownership of any other person.

2Includes (a) 522,720 shares of common stock held by Mr. Hudson in trust for himself, (b) 352,096 shares of common stock held by Mr. Hudson’s wife in trust for herself (of which Mr. Hudson disclaims beneficial ownership), (c) 27,303 shares of common stock held by Mr. Hudson in trust for his two children (of which Mr. Hudson disclaims beneficial ownership) and (d) 82,000 shares of common stock held by a family limited liability company owned by Mr. Hudson, his wife and his two children. (Mr. Hudson owns 21% of the family limited liability company and disclaims beneficial ownership of the shares held by the family limited liability company except to the extent of his pecuniary interest therein.)

3Includes 491 shares held in the Company’s employee stock purchase plan.

4Represents less than 1% of the Company’s outstanding shares.

5Includes 2,475 shares held for Mr. McLain in the Company’s 401(k) plan.

6Includes 2,583 shares held for Mr. Saroch in the Company’s 401(k) plan.

7Includes 5,447 shares held for Ms. Bass in the Company’s employee stock purchase plan and 409 shares held for Ms. Bass in the Company’s 401(k) plan.

8Includes 2,250 shares of common stock held by Mr. Richardson’s wife (of which Mr. Richardson disclaims beneficial ownership), 4,650 shares of common stock held by Mr. Richardson as custodian/trustee for his children (of which Mr. Richardson disclaims beneficial ownership), and 1,842,259 shares held in a collateral account. There is no outstanding extension of credit against this account.

9Includes (a) 5,592 shares of common stock held for certain executive officers in the Company’s 401(k) plan and (b) 13,907 shares held for certain executive officers in the Company’s employee stock purchase plan.

Changes in Control.   We do not know of any arrangements (including the pledge by any person of securities of the Company), that may result at a subsequent date in a change in control of the Company.

PROPOSAL NO. 2 - APPROVAL OF AMENDMENTS TO EXISTING EQUITY PLANS TO ALLOW FOR A

ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN

DIRECTORS AND NAMED EXECUTIVE OFFICERS

Introduction

We are seeking stockholder approval of amendments to certain of our existing equity plans to allow for a one-time stock option exchange program. If implemented, the exchange program would give our employees the opportunity to exchange certain stock options for a lesser amount of new stock options with lower exercise prices. Exchange ratios will be designed so that the fair value of the replacement options to be granted will be approximately equal to the fair value of the options that are surrendered. We will use the 52-week high trading price of our common stock (measured from the start date of the exchange program) as a threshold for options eligible to be exchanged. This threshold is designed to ensure that only outstanding options that are substantially “underwater” (meaning the exercise prices of the options are greater than our current stock price) are eligible for the exchange program. Our named executive officers (“NEOs”) and the members of our Board of Directors will not be eligible to participate in the exchange program. Stockholder approval is required for this proposal under the NASDAQ listing rules. If Sonic stockholders approve this proposal to amend our existing equity plans, the Board intends to commence the exchange program as soon as practicable after the annual meeting. If Sonic stockholders do not approve this proposal, the exchange program will not take place.

The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the annual meeting of stockholders, is required to approve the amendments to the existing equity plans.

Overview

Our stock price has experienced a significant decline during the last few years due in large part to the continued weak economy as well as other factors outside our control that have negatively impacted sales in our restaurants and thus adversely affected our financial results. Like many retailers, Sonic has been, and continues to be, adversely impacted by the global financial and economic crises. Our business depends heavily on the amount of discretionary income our customers have to spend, and they have less to spend at quick-service restaurants as a result of job losses, foreclosures, bankruptcies, reduced access to credit, and sharply falling home values. We have taken a number of actions since December 2008 to reinvigorate our business and improve our performance. However, our efforts have not yet had a significant impact on our stock price, which remains at a relatively low level. Consequently, the Company’s employees hold a significant number of stock options with exercise prices that greatly exceed both the current market price of and the average market price of our common stock over the past 12 months. Further, there can be no assurance that our efforts to reinvigorate our business and improve our performance will ultimately result in significant increases in our stock price in the near term. Thus, the Board and the Compensation Committee believe these underwater options no longer provide the long-term incentive and retention objectives that they were intended to provide. The Board and the Compensation Committee believe the exchange program is an important component in our strategy to align employee and stockholder interests through our equity compensation programs. We believe that the exchange program is important for the Company because it will permit us to:

•

Provide renewed incentives to our employees who participate in the exchange program. As of October 30, 2009, approximately 88% of our outstanding stock options were underwater. The weighted average exercise price of these underwater options was $16.92 as compared to a $9.35 closing price of our common stock on October 30, 2009. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees. We believe the exchange program will enable us to enhance long-term stockholder value by providing greater assurance that the Company will be able to retain experienced and productive employees, by improving the morale of our employees generally, and by aligning the interests of our employees more fully with the interests of our stockholders.

•

Meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees. These underwater stock options currently create an equity award overhang to our stockholders of approximately 6.9 million shares (based on the $9.35 closing price of our common stock on October 30, 2009). As of October 30, 2009, the total number of shares of Sonic common stock outstanding was 61,079,661. Keeping these underwater options outstanding does not serve the interests of our stockholders and does not provide the benefits intended by our equity compensation program. By replacing the eligible options with a lesser number of options with a lower exercise price, our overhang will be decreased. The overhang represented by the options granted pursuant to the exchange program will reflect an appropriate balance between the Company’s goals for its equity compensation program and our interest in minimizing our overhang and the dilution of our stockholders’ interests.

•

Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize a total of approximately $32.5 million in compensation expense related to these underwater options, $27.2 million of which has already been expensed as of August 31, 2009 and $5.3 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater. We believe it is not an efficient use of the Company’s resources to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing options that have little or no retention or incentive value with a lesser number of options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), the Company will be making more efficient use of its resources.

For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the Company’s 2006 Long-Term Equity Incentive Plan (the “2006 Plan”), 2001 Stock Option Plan (the “2001 Plan”), and 1991 Stock Option Plan (the “1991 Plan,” and together with the 2006 Plan and the 2001 Plan, the “Plans”) and shares of common stock available for future grants under the 2006 Plan as of October 30, 2009. Note that this table includes information regarding the Plans eligible for participation in the exchange program, as well as stock options granted under certain other equity plans that are not eligible for the exchange program.

Shares available for future grant under the 2006 Plan[1]	1,743,712
Shares issuable pursuant to outstanding stock options	7,761,658
Weighted average exercise price of all outstanding stock options	$15.74
Weighted average remaining term of all outstanding stock options	4.48 years
Shares issuable pursuant to all other outstanding equity awards[2]	454,991

1The 2006 Plan is our only active equity plan pursuant to which future awards may be granted.

2Includes 412,987 performance share units granted to employees and 42,004 restricted stock units granted to directors.

If our stockholders do not approve the amendments to the Plans authorizing the exchange program as set forth in this Proposal 2, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though the options may have little or no retention or incentive value.

Summary of Material Terms

If stockholders approve the amendments to the Plans, the material terms of the exchange program will include eligibility, the exchange ratios to be applied to eligible options and the vesting schedule to apply to replacement options granted pursuant to the exchange program. These terms are summarized here and described in further detail below.

•

The exchange program will be open to all employees, except as described below, who are employed by us as of the start of the exchange program and remain employees through the date the exchange program ends. Eligible employees will be permitted to exchange all or none of the eligible options for replacement options determined on a grant-by-grant basis.

•	Our NEOs and the members of the Board of Directors will not be eligible to participate in the exchange program.
•

Only outstanding stock options that have a per share exercise price greater than or equal to the highest per share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange will be eligible for exchange.

•	Stock options granted within the 12-month period immediately prior to the commencement date of the exchange program will not be eligible for exchange.
•

Stock options that have remaining terms of less than 12 months immediately following the completion of the exchange program (based on their terms as of their original grant date) will not be eligible for exchange.

•

The exchange program will not be a one-for-one exchange. Instead, participating employees will receive replacement options covering a lesser numbers of shares (with a lower exercise price) than are covered by the surrendered eligible options. The exchange ratios of eligible options surrendered in exchange for replacement options granted will be determined in a manner intended to result in the grant of replacement options that have a fair value approximately equal to the fair value of the eligible options they replace. The exchange ratios will be established shortly before the start of the exchange program and will depend on the original exercise price of the eligible option and the then-current fair value of the option (calculated using the Black-Scholes model).

•

Each replacement option will have an exercise price per share greater than or equal to the closing price of our common stock on the date of grant, and will retain the expiration date of the surrendered option.

•

The replacement options will have a minimum vesting period of one year. With respect to the eligible options that are not vested, the vesting schedule will be extended by one year. With respect to vested eligible options, the replacement options will have a one-year vesting period.

•

The exchange program will begin within six months of the date of stockholder approval. The Board and the Compensation Committee will determine the actual start date within that time period. If the exchange program does not commence within six months of stockholder approval, we will consider any future exchange or similar program to be a new one, requiring new stockholder approval before it could be implemented.

•	Up to an additional 1.6 million shares will be authorized under the 2006 Plan to be used for replacement options issued in the exchange program.

While the terms of the exchange program are expected to be materially similar to the terms described in this Proposal 2, the Board and the Compensation Committee may change the terms of the exchange program in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if stockholder approval of this Proposal 2 is obtained.

Reasons for the Option Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to help the Company achieve its business objectives. At Sonic, stock options constitute a key component of our incentive and retention programs because the Board and the Compensation Committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. Sonic’s long-term incentive compensation program is broad-based and includes all full-time employees. Over 350 employees received equity awards in the most recent regular annual grant in January 2009. The Company has offered stock options to our employees since 1991.

Due to the significant decline of our stock price during the last two years, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Select Market on October 30, 2009 was $9.35, whereas the weighted average exercise price of all outstanding options held by our employees was $15.80. As of October 30, 2009, approximately 88% of outstanding stock options held by our employees were underwater. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that the Board and the Compensation Committee believe is necessary to motivate and retain our employees.

Alternatives Considered

When considering how best to continue to incentivize and reward our employees who have underwater options, we considered the following alternatives:

•

Increase cash compensation.   To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our compensation expense and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang.

•

Grant additional equity awards.   We also considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock units. However, these additional grants would substantially increase our overhang, and the dilution to our stockholders.

•

Exchange options for cash.   We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expense and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

•

Exchange options for restricted stock units.   We also considered implementing a program to exchange underwater options for restricted stock units. However, in order to ensure that the exchange program is approximately expense-neutral from an accounting perspective, the exchange ratios for an options-for-restricted stock units exchange program would need to be substantially higher than for an options-for-options exchange program (i.e., fewer replacement awards granted). Thus, we believe that employee participation in an options-for-restricted stock units exchange program would be lower than with an options-for-options exchange program. Additionally, restricted stock units would be a new form of equity for our employees, and we believe that a lack of familiarity with restricted stock units could negatively impact employee participation in the exchange program.

Implementation of the Option Exchange Program

After weighing each of these alternatives, we have decided to implement a program to exchange underwater options for replacement options. We determined that a program under which our employees could exchange stock options with higher exercise prices for a lesser number of stock options with a lower exercise price was the most attractive alternative for a number of reasons, including the following:

•

The exchange program offers a reasonable, balanced and meaningful incentive for our eligible employees.   Under the exchange program, participating employees will surrender eligible underwater options for replacement options covering fewer shares with a lower exercise price. The replacement options will have a minimum vesting period of one year. With respect to the eligible options that are not vested, the vesting schedule will be extended by one year. With respect to vested eligible options, the replacement options will have a one-year vesting period.

•

The exchange ratio will be calculated to return value to our stockholders.   We will calculate the exchange ratios to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings. We believe this combination of fewer options with lower exercise prices, granted with no expected significant adverse impact on our reported earnings, together with the one-year minimum vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance. Additionally, stock options will provide value to employees only if the Company’s share price increases over time; thereby aligning employee and stockholder interests.

•

The exchange program will reduce our equity award overhang.   Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them leaves our employment. An exchange, such as the exchange program, will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because employees who participate in the exchange program will receive a lesser number of replacement options in exchange for their surrendered eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 2.9 million shares will be surrendered, while replacement options covering approximately 1.5 million shares will be granted, resulting in a net reduction in the equity award overhang by approximately 1.4 million shares. The total number of outstanding equity awards (including those held by NEOs and members of the Board of Directors) as of October 30, 2009 would have been approximately 6.8 million shares, including the approximately 1.5 million replacement options. As of October 30, 2009, the total number of shares of Sonic common stock outstanding was 61,079,661. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•

Our NEOs and members of the Board of Directors will not be eligible to participate in the exchange program.   Although our NEOs and directors also hold options that are significantly underwater, these individuals are not eligible to participate in the exchange program because we believe that their compensation should remain at greater risk based on our stock price.

Details of the Option Exchange Program

Implementing the Exchange Program.   We have not commenced the exchange program and will not do so unless our stockholders approve this proposal to amend the Plans.

If the Company receives the required stockholder approval for the amendments to the Plans, the approval will be for a one-time exchange program. It is currently anticipated that the exchange program will commence as soon as practicable following approval of this proposal by our stockholders. However, if the exchange program does not commence within six months after the date of stockholder approval, the Company will not commence an exchange or similar program without again seeking and receiving stockholder approval. Even if the stockholders approve this proposal, the Board or the Compensation Committee may later determine not to implement the exchange program.

Upon commencement of the exchange program, employees holding eligible options would receive written materials (the “offer to exchange”) explaining the precise terms and timing of the exchange program. Employees would be given at least 20 business days (or such longer period as the Compensation Committee may elect to keep the exchange program open) to elect to exchange all or none of their eligible options, determined on a grant-by-grant basis, for replacement options. After the offer to exchange is closed, the eligible options surrendered for exchange would be cancelled, and the shares underlying those options will not be available for new grants. The Compensation Committee would approve grants of replacement options to participating employees in accordance with the applicable exchange ratios. All such replacement options would be granted under the 2006 Plan and would be subject to the terms of the plan. As part of this proposal, we are requesting an amendment to the 2006 Plan to authorize the issuance of enough additional shares to satisfy all of the replacement options that will be granted in the exchange program, which will not exceed 1.6 million shares. Those shares will be used only for options granted in the exchange program, and if any of those shares are not issued pursuant to the replacement options granted in the exchange program for any reason (including upon forfeiture or expiration of those replacement options), they will cease to be available for issuance under the 2006 Plan. This request for shares is in addition to the request for shares under the 2006 Plan as set forth in Proposal 3.

At or before commencement of the exchange program, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, as well as stockholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s website at www.sec.gov or on our website at http://ir.sonicdrivein.com/financials.cfm.

If you are both a stockholder and an employee holding eligible options, please note that voting to approve the amendments to the Plans authorizing the exchange program does not constitute an election to participate in the exchange program.

Eligible Options.   To be eligible for exchange under the exchange program, an underwater option, as of a date specified by the terms of the offer to exchange (which date will be not more than 20 business days prior to the date that the exchange program commences), must not (i) have a per share exercise price at or below the 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market (or such higher exercise price as the Compensation Committee may determine), or (ii) have been granted within 12 months of the date that the exchange program commences. Stock options that have a remaining term of less than 12 months immediately following the completion of the options exchange (based on their original grant date) will not be eligible for exchange.

Eligible Participants.   The exchange program will be open to all employees of the Company and its subsidiaries who hold eligible options, except for NEOs and members of the Board of Directors. To be eligible, an individual must be employed on the date the offer to exchange commences and must remain employed through the date that replacement options are granted. As of October 30, 2009, there were over 280 employees eligible to participate in the exchange program (based on assumptions below), which represents approximately 75% of our employees holding options.

Exchange Ratios.   The exchange ratio determines the number of eligible options an employee must surrender in order to receive one replacement option. Exchange ratios will be designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). These ratios will be designed to make the grant of replacement options accounting expense neutral. The actual exchange ratios will be determined by the Compensation Committee shortly before the start of the exchange program.

The exchange ratios will be established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios will be based on the fair value of the eligible options (calculated using the Black-Scholes model) within the relevant grouping. The calculation of fair value using the Black-Scholes model takes into account many variables, such as the volatility of our stock and the expected term of an option. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace. This will eliminate any additional compensation cost that we must recognize on the replacement options, other than immaterial compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs. For instance, eligible options with exercise prices from $13.03-16.34 per share might have an exchange ratio of 1.40 eligible options for each replacement option to be received in exchange, while eligible options with exercise prices from $22.54-24.81 per share might have an exchange ratio of 2.25 eligible options for each replacement option to be received in exchange.

Although the exchange ratios cannot be determined now, we can provide an example if we make certain assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the fair market value of our common stock. For illustration purposes, assume we were to begin the exchange program on March 1, 2010, and assume that our then-applicable 52-week high would be $12.86. As a result, options with an exercise price above $12.86 per share that were granted at least 12 months prior to March 1, 2010 would be eligible for the exchange program. Also assume that the exercise price for the replacement options will be equal to 110% of the closing price at the end of the exchange program. If, at the time we set the exchange ratios, the fair market value of our common stock was $10.00 per share, then based on the above method of determining the exchange ratio, the following exchange ratios would apply:

If the Exercise Price of an Eligible Option Is: ($/Sh)	The Exchange Ratio Would Be (Eligible Option to Replacement Option):
13.03 to 16.34	1.4 to 1
19.30 to 21.14	1.8 to 1
21.65 to 22.24	2.15 to 1
22.54 to 24.81	2.25 to 1

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the exchange offer based on a $10.00 share price. We will apply the same methodology once these factors are decided closer to the time of commencement of the exchange program. The total number of replacement options a participating employee will receive with respect to surrendered eligible options will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

For purposes of example only, if a participating employee exchanged an eligible option for 100 shares with an exercise price of $22.54 per share and the exchange ratio was one share of replacement option for every 2.25 surrendered eligible option shares, the employee would receive replacement options for 44 shares in exchange for the surrendered eligible options (100 divided by 2.25). If the employee also exchanged other eligible options for 500 shares with an exercise price of $16.34 per share and the exchange ratio was one share of replacement option for every 1.4 surrendered eligible option shares, the employee would receive replacement options for 357 shares in exchange for the surrendered eligible options (500 divided by 1.4).

Continuing this example, if we assume that all eligible options (as of October 30, 2009) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible options and the replacement options that would be granted in the exchange:

Exercise Prices of Eligible Options ($/Sh)	Number of Shares Underlying Eligible Options	Weighted Average Exercise Price of Eligible Options ($/Sh)	Weighted Remaining Life Eligible Options (Years)	Exchange Ratio	Maximum Number of Shares Underlying Replacement Options That May Be Granted
13.03 to 16.34	723,385	14.33	4.18	1.4 to 1	516,704
19.30 to 21.14	256,504	20.41	5.42	1.8 to 1	142,502
21.65 to 22.24	1,083,012	22.08	5.15	2.15 to 1	503,727
22.54 to 24.81	860,385	22.86	4.09	2.25 to 1	382,393
Total	2,923,286	20.25	4.67		1,545,326

After the exchange as presented in this example (assuming all eligible options are tendered and without including any grants after October 30, 2009), there will be 1,743,712 shares available for grant (excluding the additional shares authorized if Proposal 3 is approved) and 6,383,698 options (including those held by NEOs and members of the Board of Directors) outstanding. These outstanding options would have a weighted average exercise price of $12.50 and a weighted average remaining term of 4.43 years.

Election to Participate.   Participation in the exchange program will be voluntary. Eligible employees will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis. Thus, if an eligible employee holds two option grants, each consisting of 100 options, the employee may elect to tender only one of these grants but must tender all 100 options under the grant.

Exercise Price of Replacement Options.   All replacement options will be granted with an exercise price equal to or greater than the closing price of our common stock on the replacement option grant date as reported by the NASDAQ Global Select Market.

Vesting of Replacement Options.   The replacement options will have a minimum vesting period of one year. With respect to the surrendered options that are not vested, the vesting schedule will be extended by one year. With respect to vested surrendered options, the replacement options will have a one-year vesting period.

Term of the Replacement Options.   The replacement options will retain the expiration date of the surrendered options.

Other Terms and Conditions of the Replacement Options.   The other terms and conditions of the replacement options will be set forth in an award agreement to be entered into as of the replacement option grant date. All replacement options will be granted under our 2006 Plan, regardless of the Plan under which the eligible option was granted. In addition, all replacement options will be nonqualified stock options, regardless of the tax status of the eligible options surrendered for exchange.

Cancellation of Eligible Options Surrendered.   Under the exchange program, surrendered options will be cancelled upon completion of the exchange offer, and the shares underlying those surrendered options will not be available for new grants.,

Accounting Treatment.   Under SFAS 123(R), the exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the exchange program, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of the replacement options granted to employees in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the exchange. Because the exchange ratios will be calculated to result in the fair value of surrendered eligible options being equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized.

U.S. Federal Income Tax Consequences.   The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options will be urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program.

Potential Modification to Terms to Comply with Governmental Requirements.   The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants in the United States as the tax treatment of the exchange program is not entirely certain. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal tax consequences.

Plan Benefits Relating to the Option Exchange Program

Because participation in the exchange program is voluntary, the benefits or amounts that will be received by any participant, if this proposal is approved and the exchange program is implemented, are not currently determinable. We are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted. None of the NEOs or members of the Board of Directors will be eligible to participate in the exchange program. Based on the assumptions described above, including an assumed $12.86 52-week high trading price of our common stock and a $10.00 share price, the maximum number of shares underlying options eligible for exchange would be approximately 2.9 million shares, and the maximum number of shares underlying replacement options that would be granted would be approximately 1.5 million shares.

Effect on Stockholders

The exchange program was designed in the aggregate to be expense-neutral to our stockholders while reducing our overhang. We are unable to predict the precise impact of the exchange program on our stockholders because we are unable to predict how many or which employees will exchange their eligible options. Based on the assumptions described above, including an assumed $12.86 52-week high trading price of our common stock and a $10.00 share price, if all eligible options are exchanged, there will be a net reduction in the equity award overhang by approximately 1.4 million shares. Following the exchange program, if all eligible options are exchanged, we will have approximately 6.38 million options outstanding (including those held by NEOs and members of the Board of Directors), with a weighted average exercise price of $12.50 and a weighted average remaining term of 4.43 years. The total number of outstanding equity awards as of October 30, 2009, including the replacement options and outstanding equity awards held by NEOs and members of the Board of Directors, would have been approximately 6.8 million shares. As of October 30, 2009, the total number of shares of Sonic common stock outstanding was 61,079,661.

Text of Amendments to Existing Plans

In order to permit the Company to implement the one-time stock option exchange program in compliance with its existing equity plans and applicable NASDAQ listing rules, the Compensation Committee recommended and the Board approved amendments to the Company’s Plans, subject to approval of the amendments by the Company’s stockholders. The Company is seeking stockholder approval to amend each of the Plans to allow for the exchange program. The amendments would add a new Section 7.4, Section VII.H., and Section 6A to the 2006 Plan, the 2001 Plan, and the 1991 Plan, respectively, which new sections will read as follows:

Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s stockholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Options, be tendered to the Company in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within six months of the date of such stockholder approval.

In addition, the 2006 Plan would be further amended to add the following to the end of Section 7.4:

An additional 1.6 million shares of common stock will be available for issuance of options to be granted under the Plan pursuant to the option exchange offer under Section 7.4. These shares will be used only for options granted in the exchange program, and, notwithstanding any other provision of the Plan, if any of those shares are not issued pursuant to the new options granted in the exchange program for any reason (including upon forfeiture or expiration of the new options), they will cease to be available for issuance under the Plan.

Summary of the 2006 Plan

See Proposal 3 for a description of the 2006 Plan. The terms of the outstanding options under the 2001 Plan and the 1991 Plan are substantially similar to those granted under the 2006 Plan. No new grants may be made under the 2001 Plan or the 1991 Plan.

Stockholder Approval

This proposal to amend the 2006 Plan, the 2001 Plan, and the 1991 Plan will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. If Sonic stockholders approve this proposal, the Board and Compensation Committee intend to commence the exchange program as soon as practicable after the annual meeting. If Sonic stockholders do not approve this proposal, the exchange program will not take place.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S EXISTING PLANS TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS AND NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3 - APPROVAL OF AN AMENDMENT TO THE 2006 LONG-TERM INCENTIVE PLAN

The Board of Directors has approved and is submitting for stockholder approval amendments to the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”) to: (a) increase the number of available shares of common stock we may issue under the 2006 Plan to a total number of 3,500,000; and (b) increase the maximum number of shares of common stock with respect to awards that may be granted during any one calendar year under the 2006 Plan to any one person from 225,000 to 400,000. The amendment to the 2006 Plan is intended to increase the number of shares of common stock we may issue under the Plan so as to provide us with the continued ability to grant a variety of equity awards, at appropriate levels, as a valuable tool to help attract and retain members of our Board and employees of our company. Further, an increase in the maximum number of shares issuable in respect of awards made to any participant in any one calendar year will provide us the flexibility to continue to make competitive grants to our employees notwithstanding our current lower stock prices.

The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the annual meeting of stockholders, is required to approve the amendment to the 2006 Plan.

Introduction

The stockholders of the Company approved the 2006 Plan as a key element of the Company’s executive compensation program because stock-based incentive compensation ties executive compensation directly to the performance of the Company’s common stock. The 2006 Plan enables the Company to attract and retain the services of its eligible employees and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by increasing their personal stake in the Company.

The Board believes that the proposed amendments are vital to the Company’s ability to attract and retain highly skilled employees. The Board also believes that the proposed amendments will provide the Company with flexibility to adopt equity compensation practices to reflect changes in the Company’s business conditions, the regulatory environment and the markets for labor in which the Company competes. The use of equity as part of the Company’s compensation program is critical to the historical and continued success of the Company. Our equity awards foster an ownership culture among employees by aligning the financial interests of employees with those of our stockholders. Equity awards also help motivate employees to perform at peak levels because the value of these awards is linked to the Company’s long-term performance.

When the Company originally adopted the 2006 Plan, it reserved 4,500,000 shares of common stock for issuance pursuant to awards under the plan and, due to a stock split, increased the amount in April 2006 to 6,750,000 shares of common stock. As of August 31, 2009, the Company had 1,801,522 remaining shares available for issuance pursuant to the 2006 Plan. While the formula upon which we award stock-based incentive compensation to employees, officers, and directors has not materially changed since we adopted the 2006 Plan, the decline in our stock price has significantly increased the number of shares granted to our employees pursuant to this formula. For example, on January 15, 2009, the Company awarded grants under the 2006 Plan covering 2,298,525 shares of the Company’s common stock (including 1,830,425 stock options and 468,100 awards of restricted stock units and performance share units) to our employees, officers, and directors. In addition, for the January 15, 2009, awards, the Company was required to cap the number of share awards granted to our Chief Executive Officer so as not to exceed the maximum number of shares of common stock that may be granted to an individual pursuant to the 2006 Plan during a calendar year. The Compensation Committee did not grant Mr. Hudson any compensation in lieu of the equity awards he would have received over the maximum limit.

The proposed amendments to the 2006 Plan reflect the environment in which the Company operates. Due to the decline in our stock price as a result of the depressed market, the Company does not have a sufficient number of shares available under the 2006 Plan to maintain its historical equity compensation grant practices. If the amendments are not approved, we will have limited ability to make additional awards under the 2006 Plan for 2010 and beyond. In this event, we will, in the future, be compelled to either (i) grant cash-settled awards or (ii) increase the cash component of incentive compensation, thus reducing the alignment of employee and stockholder interests and losing a critical recruiting, retention and motivation tool. For accounting purposes, cash-settled awards are recorded as liabilities prior to their settlement, whereas stock-settled awards are recorded as additional paid-in-capital.

In order that the 2006 Plan may continue to serve its intended purposes, the proposed amendments would increase the number of shares of common stock available for issuance under the 2006 Plan and increase the maximum number of shares of common stock with respect to awards that may be granted during any one calendar year under the 2006 Plan to any one person.

The text of the 2006 Plan, as amended, appears at the end of this proxy statement as Exhibit A. The following description should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the 2006 Plan.

General

The 2006 Plan authorizes the grant of awards in any of the following forms:

•	options to purchase shares of our common stock, which may be incentive stock options or non-qualified stock options;
•	stock appreciation rights;
•	performance shares;
•	performance share units;
•	restricted stock;
•	restricted stock units;
•	dividend equivalents;
•	other stock-based awards;
•	any other right or interest relating to our common stock; or
•	cash.

The 2006 Plan provides that awards may be granted to any employee, officer, or director of the Company or any of its affiliates. As of August 31, 2009, options covering 4,474,886 shares of common stock were outstanding under the 2006 Plan. The weighted-average exercise price of those options was $15.76, and the weighted-average term to the expiration of the outstanding options was 4.62 years. In addition, as of that same date, restricted stock units covering 42,004 shares of common stock and performance share units covering 412,987 shares of common stock were outstanding under the 2006 Plan. As of August 31, 2009, 1,801,522 shares remained available for future award grants under the 2006 Plan.

Share Limits

The remaining number of shares of our common stock available for issuance under the 2006 Plan as of August 31, 2009 is 1,801,522. The current maximum aggregate number of shares that may be issued in conjunction with stock appreciation rights, performance shares, performance share units, restricted stock, restricted stock units, dividend equivalents, other stock-based awards, and any other right or interest relating to our common stock is 1,000,000. If an award granted under the 2006 Plan is canceled or terminates for any reason without having been exercised or settled, any shares of our common stock subject to the award will be added back into the overall share limit of the Plan and will again be available for the grant of awards under the 2006 Plan. In addition, shares of our common stock subject to stock appreciation rights or other awards settled in cash will be added back into the overall share limit of the 2006 Plan and will again be available for the grant of awards under the 2006 Plan.

The maximum number of shares of our common stock with respect to awards that may be granted during any one calendar year under the 2006 Plan to any one person is currently 225,000. If the proposed amendments are approved, this will be increased to 400,000. The maximum amount of one or more awards denominated in cash that may be received by any one participant during any calendar year is $1,000,000. The 2006 Plan prohibits repricing of options or SARs. However, we refer to Proposal 2 pursuant to which we are seeking stockholder approval of an amendment to the 2006 Plan and certain other plans to enable a one-time option exchange offer.

Administration

The 2006 Plan is administered by a committee of two or more independent directors appointed by the Board of Directors (the “Plan Committee”). The Plan Committee has broad authority to administer the Plan, including the authority to:

•	designate participants;
•	determine the type or types of awards to be granted to each participant and the number, terms and conditions of awards;
•	accelerate the vesting or lapse of restrictions of any outstanding award;
•	determine whether an award may be settled in, or the exercise price of an award may be paid in, cash, common stock, other awards or other property;
•	establish, adopt, or revise any rules and regulations as it may deem advisable to administer the 2006 Plan; and
•	make all other decisions and determinations that may be required under the 2006 Plan.

Subject to certain limitations, the Plan Committee is permitted to delegate to a subcommittee thereof or to one or more directors or executive officers its authority under the 2006 Plan. Currently, the Board of Directors has designated the Compensation Committee to serve as the Plan Committee. The Compensation Committee Charter has been amended to reflect this appointment and to provide that in the event the Compensation Committee proposes to grant awards under the terms of the 2006 Plan, other than incentive stock options or non-qualified stock options, the Compensation Committee must obtain the Board’s prior approval.

Eligibility

Awards may be granted under the 2006 Plan to current employees, officers and directors of the Company.

Types of Awards

The Plan Committee is authorized under the 2006 Plan to grant the following types of awards:

Stock Options.   The Plan Committee is authorized to grant stock options, which may be incentive stock options or non-qualified stock options. All options will be evidenced by a written award agreement between the Company and the participant, which will include any provisions specified by the Plan Committee. The exercise price of an option may not be less than the fair market value of our common stock on the date of grant. In no event may any stock option be exercisable for more than ten years from the date of grant. The terms of an incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code.

Stock Appreciation Rights.   The Plan Committee may also grant stock appreciation rights. Upon the exercise of a stock appreciation right, the holder will have the right to receive the excess, if any, of the fair market value of one share of our common stock on the date of exercise, over the grant price of the stock appreciation right as determined by the Plan Committee, which will not be less than the fair market value of one share of our common stock on the date of grant. In no event may any stock appreciation right be exercisable for more than ten years from the date of grant. All awards of stock appreciation rights will be evidenced by an award agreement reflecting the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of the stock appreciation right, as determined by the Plan Committee at the time of grant.

Performance Share Awards.   The Plan Committee may grant performance share awards to participants on terms and conditions as may be selected by the Plan Committee. The Plan Committee will have the discretion to determine the target number of shares of our common stock subject to each performance share award and to set performance targets and other terms or conditions to payment of the performance share awards in its discretion which, depending on the extent to which they are met, will determine the number and value of performance share awards that will be paid to the participant. All performance share awards will be evidenced by an award agreement.

Performance Share Unit Awards.   The Plan Committee may grant performance share unit awards to participants on terms and conditions as may be selected by the Plan Committee. The Plan Committee will have the discretion to determine the target number of shares of our common stock subject to each performance share unit award and to set performance targets and other terms or conditions to payment of the performance share unit awards in its discretion which, depending on the extent to which they are met, will determine the number and value of performance share unit awards that will be paid to the participant. All performance share unit awards will be evidenced by an award agreement. Performance share unit awards may be payable in cash, shares of our common stock or other property, as determined by the Plan Committee and reflected in the award agreement.

Restricted Stock Awards.   The Plan Committee may grant restricted stock awards to participants, which will be subject to restrictions on transferability and other restrictions as the Plan Committee may impose, including, without limitation, restrictions on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock. Restricted stock awards may be subject to forfeiture upon termination of employment or upon a failure to satisfy performance goals during the applicable restriction period. All restricted stock awards will be evidenced by an award agreement.

Restricted Stock Unit Awards.   The Plan Committee may grant restricted stock unit awards to participants, which will be subject to restrictions on transferability, vesting requirements, and other restrictions as the Plan Committee may impose. Restricted stock unit awards may be subject to forfeiture upon termination of employment or upon a failure to satisfy performance goals during the applicable restriction period. All restricted stock unit awards will be evidenced by an award agreement. Restricted stock unit awards may be payable in cash, shares of our common stock, or other property, as determined by the Plan Committee and reflected in the award agreement.

Dividend Equivalents.   The Plan Committee is authorized to grant dividend equivalents to participants subject to terms and conditions as may be selected by the Plan Committee. Dividend equivalents will entitle the participant to receive payments equal to dividends (in cash, shares of our common stock, or other property) with respect to all or a portion of the number of shares of our common stock subject to an award.

Other Stock-Based Awards.   The Plan Committee may, subject to limitations under applicable law, grant other awards that are payable in, or valued relative to, shares of our common stock as will be deemed by the Plan Committee to be consistent with the purposes of the 2006 Plan, including without limitation, shares of common stock awarded purely as a bonus and not subject to any restrictions or conditions. The Plan Committee will determine the terms and conditions of any other stock-based awards.

Performance Goals

In order to preserve full deductibility under Section 162(m) of the Internal Revenue Code, the Plan Committee may determine that any award will be determined solely on the basis of:

•	the achievement by the Company or one of our subsidiaries of a specified target return, or target growth in return, on equity or assets;
•	total stockholder return, described as our stock price appreciation plus reinvested dividends, relative to a defined comparison group or target over a specific performance period;
•	our stock price;
•	the achievement by the Company or a business unit, or one of our subsidiaries, of a specified target, or target growth in, revenues, net income, earnings per share, EBIT or EBITDA; or
•	any combination of the above.

If an award is made on this basis, the Plan Committee must establish goals prior to the beginning of the period for which the performance goal relates, or by a later date as may be permitted under applicable tax regulations, and the Plan Committee may for any reason reduce, but not increase, any award, notwithstanding the achievement of a specified goal. Any payment of an award granted based on performance goals will be conditioned on the written certification of the Plan Committee in each case that the performance goals and any other material conditions were satisfied.

Limitation on Transfer and Beneficiaries

No award under the 2006 Plan will be assignable or transferable other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order. However, the Plan Committee may permit other transfers if it deems appropriate, provided such other transfers are not made in exchange for any consideration.

Acceleration upon Certain Events

Unless otherwise set forth in the applicable award agreement, upon the participant’s death or termination of employment as a result of disability, all outstanding options, stock appreciation rights, restricted stock awards and other awards in the nature of rights that may be exercised will become fully exercisable and all restrictions on outstanding awards will lapse. Any options or stock appreciation rights will thereafter continue or lapse in accordance with the other provisions of the 2006 Plan and the award agreement. In addition, the Plan Committee may at any time in its discretion declare any or all awards to be fully or partially vested and exercisable, provided that the Plan Committee will not have the authority to accelerate or postpone the timing of payment or settlement with respect to awards subject to Section 409A of the Internal Revenue Code in a manner that would cause the awards to be subject to certain related interest and penalty provisions. The Plan Committee may discriminate among participants or among awards in exercising such discretion.

Adjustments

Certain corporate transactions not involving the receipt of consideration such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, may affect our stock price. In the event of one of these transactions, the number of shares available for issuance under the 2006 Plan and the share limits will be adjusted proportionately and the Plan Committee may adjust awards to preserve the benefits or potential benefits of the awards.

Termination and Amendment

The Plan Committee has the right at any time to amend or terminate the 2006 Plan, but it may condition any amendment on the approval of our stockholders if such approval will be necessary or advisable under tax, securities, stock exchange, or other applicable laws, policies, or regulations. The Plan Committee has the right to amend or terminate any outstanding award without approval of the participant, but an amendment or termination may not, without the participant’s consent, reduce or diminish the value of the award determined as if it had been exercised, vested, cashed in, or otherwise settled on the date of the amendment or termination, and the original term of any option may not be extended. The Plan Committee has broad authority to amend the 2006 Plan or any outstanding award without the approval of the participants to the extent necessary to comply with applicable tax laws, securities laws, accounting rules, or other applicable laws, or to ensure that an award is not subject to interest and penalties under Section 409A of the Internal Revenue Code. If any provision of the 2006 Plan or any award agreement contravenes any regulation or U.S. Department of the Treasury guidance promulgated under Section 409A of the Internal Revenue Code that could cause an award to be subject to interest and penalties, such provision will be modified to maintain the original intent of the provision without violating Section 409A. Furthermore, any discretionary authority that the Plan Committee may have pursuant to the 2006 Plan will not be applicable to an award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

Federal Income Tax Information

The following discussion is a summary of the federal income tax consequences relating to the grant and exercise of awards under the 2006 Plan and the subsequent sale of common stock that will be acquired under this Plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently.

Nonqualified Stock Options.   There will be no federal income tax consequences to a participant or to the Company upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, however, he will realize ordinary income in an amount equal to the excess of the fair market value of the option shares that he receives upon exercise of the option at the time of exercise over the exercise or grant price, and we will be allowed a corresponding deduction, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

Incentive Stock Options.   There typically will be no federal income tax consequences to a participant or to the Company upon the grant or exercise of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the participant’s alternative minimum tax.

Stock Appreciation Rights.   The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the fair market value of any shares of common stock or cash received will be taxable as ordinary income, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code.

Restricted Stock Awards.   Unless a participant makes an election to accelerate recognition of income to the date of grant as described below, the participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount the participant paid for the stock, and we will be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days after the date of grant, he will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date, less any amount he paid for the stock, and we will be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, such participant will not be able to recover the tax previously paid pursuant to his Section 83(b) election.

Restricted Stock Unit Awards, Performance Share Awards, and Performance Share Unit Awards.   A participant will not recognize income, and we will not be allowed a tax deduction, at the time restricted stock unit awards, performance share awards, or performance share unit awards are granted. When the participant receives payment under the restricted stock unit awards, performance share awards, or performance share unit awards, the amount of cash received and the fair market value of any shares of stock received will be ordinary income to the participant, and we will be allowed a corresponding tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code.

The foregoing is not intended to be considered tax advice to any person who may be a participant and any such persons are advised to consult their own tax counsel. The foregoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation, such as the tax consequences of deferred compensation or state and local taxes.

Plan Benefits

All awards under the 2006 Plan are approved by the Plan Committee, in its sole discretion. For this reason, it is not possible at this time to determine the awards that will be made to any particular employees, officers or directors under the 2006 Plan in the future.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 2006 LONG-TERM INCENTIVE PLAN TO INCREASE (i) THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE THEREUNDER AND (ii) THE MAXIMUM NUMBER OF SHARES OF COMMON STOCK IN RESPECT OF AWARDS MADE TO ANY PARTICIPANT IN ANY ONE CALENDAR YEAR.

PROPOSAL NO. 4 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

General

Sonic is asking the stockholders to ratify the Audit Committee’s appointment of Ernst & Young LLP as Sonic’s independent registered public accounting firm for the fiscal year ending August 31, 2010. Ernst & Young LLP has audited Sonic’s consolidated financial statements annually since Sonic’s 1984 fiscal year.

Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to so do. They will also be available to respond to appropriate questions presented at the annual meeting.

In the event the appointment of Ernst & Young LLP is not ratified by the affirmative vote of a majority of the shares of common stock represented at the annual meeting, the Audit Committee will reconsider this appointment.

The Board of Directors recommends a vote “For” the ratification of the appointment of Ernst & Young LLP.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to the Company by Ernst & Young LLP for professional services rendered for the fiscal years ended August 31, 2009 and 2008:

	2009	2008

Audit Fees[1]	$663,000	$616,000
Audit-Related Fees[2]	23,000	22,000
Tax Compliance and Return Preparation Fees[3]	171,320	242,750
Tax Other Fees[4]	129,614	--

Total	$986,934	$880,750

1Audit fees relate to professional services rendered for the annual audit of the consolidated financial statements of the Company (including internal control reporting under Section 404 of the Sarbanes-Oxley Act of 2002) and the quarterly reviews relating to Securities and Exchange Commission filings of the Company’s financial statements. Audit fees also include professional services rendered for separate audits of selected wholly owned subsidiaries of the Company.

2Audit-related fees relate to professional services rendered for the annual audit of the Company’s benefit plan.

3Tax compliance and return preparation fees include fees for review of tax returns, related tax services and consultations regarding tip reporting.

4Tax other fees include fees for tax services rendered for federal and state hiring tax credit incentive programs.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee also reviews whether any of the senior audit team members receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent registered public accounting firm.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm and has determined that such services have not adversely affected such independence. All of the fees for fiscal year 2009 and 2008 were pre-approved by the Audit Committee, and there were no instances of waiver of approval requirements during those periods.

REPORT OF AUDIT COMMITTEE

The Audit Committee is comprised of four directors and operates under a written charter, a copy of which is available on the Company’s website (www.sonicdrivein.com). Each of the members of the Audit Committee meets the independence requirements of NASDAQ and the Sarbanes-Oxley Act of 2002. The Audit Committee held seven meetings in fiscal 2009. The meetings facilitated communication with senior management and employees, the internal auditors and Ernst & Young LLP, the Company’s independent registered public accounting firm (“Ernst & Young”). The Committee held discussions with the internal auditors and Ernst & Young, both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Audit Committee regularly evaluated the performance and independence of Ernst & Young and, in addition, reviewed and pre-approved all services provided by Ernst & Young during fiscal 2009.

As stated in the Audit Committee’s charter, the Audit Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to establish and maintain a system of internal control over financial reporting, to plan and conduct audits, and to prepare consolidated financial statements in accordance with generally accepted accounting principles. It is the responsibility of the Company’s independent registered public accounting firm to audit those financial statements. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of the Company’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of the Company’s financial results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Audit Committee has met to review and discuss the annual audited and quarterly consolidated financial statements for the Company for the 2009 fiscal year (including the disclosures contained in the Company’s 2009 Annual Report on Form 10-K and its 2009 Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with the Company’s management and Ernst & Young. The Audit Committee also reviewed and discussed with management, the internal auditors and Ernst & Young the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, namely, management’s annual report on the Company’s internal control over financial reporting and Ernst & Young’s attestation report on internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young its independence from the Company and its management. The Audit Committee also has considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the Company for the fiscal year ended August 31, 2009 be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2009.

Respectfully submitted,

The Audit Committee

/s/ H. E. Rainbolt, Chairman

/s/ Douglas N. Benham

/s/ J. Larry Nichols

/s/ Frank E. Richardson

OTHER MATTERS

The Board of Directors knows of no other matters which may come before the annual meeting. If any other business properly comes before the meeting, the persons named in the proxy will vote with respect to that matter in accordance with their best judgment.

2009 ANNUAL REPORT AND FORM 10-K

The Company’s Annual Report on Form 10-K for the year ended August 31, 2009, as filed with the Securities and Exchange Commission, contains detailed information concerning the Company and its operations which is not included in the 2009 Annual Report. A copy of the 2009 Form 10-K will be furnished to each stockholder without charge upon request in writing to: Carolyn C. Cummins, Corporate Secretary, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, OK 73104. The 2009 Form 10-K is also available at the Company’s website at http://ir.sonicdrivein.com/financials.cfm.

Only one proxy statement and annual report may be delivered to multiple stockholders sharing an address, unless the Company receives contrary instructions from one or more of the stockholders. Any stockholder at a shared address to which a single copy of the proxy statement and annual report have been sent who would like a separate copy of this proxy statement and annual report or future proxy statements and annual reports may make a written or oral request to Carolyn C. Cummins, Corporate Secretary, Sonic Corp., 300 Johnny Bench Drive, Oklahoma City, OK 73104 or by telephone at (405) 225-5000. Similarly, requests may be made for delivery of a single copy of a proxy statement and annual report to be delivered to an address where multiple stockholders are currently receiving multiple copies of proxy statements and annual reports.

EXHIBIT A

SONIC CORP.

2006 LONG-TERM INCENTIVE PLAN

(as amended and restated effective January 14, 2010)

ARTICLE 1

PURPOSE

1.1     GENERAL.   The purpose of the Sonic Corp. 2006 Long-Term Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Sonic Corp., a Delaware corporation (the “Corporation”), by linking the personal interests of its employees, officers and directors to those of Corporation shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Corporation in its ability to motivate, attract and retain the services of employees, officers and directors upon whose judgment, interest and special effort the successful conduct of the Corporation’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees and officers and directors.

The Plan is intended to replace the 2001 Sonic Corp. Stock Option Plan and the 2001 Sonic Corp. Directors’ Stock Option Plan and upon the Effective Date (as defined below), no further awards shall be granted under such plans.

ARTICLE 2

EFFECTIVE DATE

2.1     EFFECTIVE DATE.   The Plan shall be effective as of the date upon which it shall be approved by the Board and the shareholders of the Corporation (the “Effective Date”). In the discretion of the Committee, Awards may be made to Covered Employees which are intended to constitute qualified performance-based compensation under Section 162(m) of the Code.

ARTICLE 3

DEFINITIONS

3.1     DEFINITIONS.   When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence and is not otherwise defined in the Plan, the word or phrase shall generally be given the meaning ascribed to it in this Section 3.1. The following words and phrases shall have the following meanings:

(a)     “1933 Act” means the Securities Act of 1933, as amended from time to time.

(b)     “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

(c)     “Affiliate” means any Parent or Subsidiary and any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Corporation.

(d)     “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award, Performance Share Unit Award, Dividend Equivalent Award or Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(e)     “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(f)     “Board” means the Board of Directors of the Corporation, as constituted from time to time.

(g)     “Cause” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Corporation or an Affiliate, provided, however, that if there is no such employment agreement in which such term is defined, “Cause” shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Corporation, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Corporation, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Corporation.

(h)     “Change of Control” means and includes the occurrence of any one of the following events:

(i)     individuals who, at the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest (as described in Rule 14a-11 under the 1934 Act (“Election Contest”)) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director;

(ii)     any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities eligible to vote for the election of the Board (the “Corporation Voting Securities”); or

(iii)     the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Corporation’s assets to an entity that is not an Affiliate (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Corporation (in either case, the “Surviving Corporation”) or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Corporation Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Corporation Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than (x) the Corporation, or (y) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation is the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

provided, however, that under no circumstances shall a split-off, spin-off, stock dividend or similar transaction as a result of which the voting securities of the Corporation are distributed to shareholders of the Corporation or its successors constitute a Change of Control. Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A, and the payment or settlement of which is to be accelerated in connection with an event that would otherwise constitute a Change of Control, no event set forth in the definition of “Change of Control” will constitute a Change of Control for purposes of the Plan or any Award Agreement unless such event also constitutes a “change in the ownership”, “change in the effective control” or “change in the ownership of a substantial portion of the assets” of the Corporation as defined under Section 409A.

(i)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(j)     “Committee” means, subject to the last sentence of Section 4.1, the committee of the Board described in Article 4.

(k)     “Covered Employee” means a covered employee as defined in Section 162(m)(3) of the Code.

(l)     “Disability” has the meaning ascribed under the long-term disability plan applicable to the Participant. Notwithstanding the above, (i) with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and (ii) to the extent an Award is subject to Section 409A, and payment or settlement of the Award is to be accelerated solely as a result of the Participant’s Disability, Disability shall have the meaning ascribed thereto under Section 409A.

(m)     “Dividend Equivalent” means a right granted to a Participant under Article 11.

(n)     “Effective Date” has the meaning assigned such term in Section 2.1.

(o)     “Eligible Individual” has the meaning assigned to such term in Section 6.1.

(p)     “Fair Market Value”, on any date, means, with respect to a share of Stock, (i) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported or (ii) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

(q)     “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(r)     “Maximum Number” has the meaning assigned to such term in Section 5.1.

(s)     “Non-Employee Director” means a member of the Board who is not an employee of the Corporation or any Parent or Affiliate.

(t)     “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

(u)     “Option” means a right granted to a Participant under Article 7 to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(v)     “Other Stock-Based Award” means a right, granted to a Participant under Article 12 that relates to or is valued by reference to Stock or other Awards relating to Stock.

(w)     “Parent” means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Corporation. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(x)     “Participant” means a person who, as an employee, officer or director of the Corporation or any Parent, Subsidiary or Affiliate, has been granted an Award under the Plan.

(y)     “Performance Period” means the period established by the Committee and set forth in the applicable Award Agreement over which Performance Targets are measured.

(z)     “Performance Target” means the performance targets established by the Committee and set forth in the applicable Award Agreement.

(aa)     “Performance Share Award” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture upon failure to achieve Performance Targets.

(bb)     “Performance Share Unit Award” means a right granted to a Participant under Article 9, to receive cash, Stock, or other property in the future that is subject to certain restrictions and to risk of forfeiture upon failure to achieve Performance Targets.

(cc)     “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(dd)     “Restricted Stock Unit Award” means a right granted to a Participant under Article 10, to receive cash, Stock, or other Awards in the future that is subject to certain restrictions and to risk of forfeiture.

(ee)     “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance issued thereunder.

(ff)     “Stock” means the $.01 par value common stock of the Corporation and such other securities of the Corporation as may be substituted for Stock pursuant to Article 14.

(gg)     “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(hh)     “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting equity securities or voting power is beneficially owned directly or indirectly by the Corporation. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(ii)     “Target Number” means the target number of shares of Stock established by the Committee and set forth in the applicable Award Agreement.

ARTICLE 4

ADMINISTRATION

4.1     COMMITTEE.   The Plan shall be administered by a committee (the “Committee”) appointed by the Board (which Committee shall consist of two or more directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and “outside directors” (within the meaning of Section 162(m) of the Code) to the extent that Rule 16b-3 and, if necessary for relief from the limitation under Section 162(m) of the Code and such relief is sought by the Corporation, Section 162(m) of the Code, respectively, are applicable. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee, which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.

4.2     ACTION BY THE COMMITTEE.   For purposes of administering the Plan, the following rules of procedure shall govern the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing by the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Corporation or any Parent or Affiliate, the Corporation’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Corporation to assist in the administration of the Plan.

4.3     AUTHORITY OF COMMITTEE.   Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a)     Designate Participants;

(b)     Determine the type or types of Awards to be granted to each Participant;

(c)     Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d)     Determine the terms and conditions of any Award granted under the Plan, including, but not limited to, the exercise price, grant price or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, any effect of a Participant’s termination of employment with the Corporation or a Parent or Subsidiary, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(e)     Accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

(f)     Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards or other property, or an Award may be canceled, forfeited or surrendered;

(g)     Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(h)     Decide all other matters that must be determined in connection with an Award;

(i)     Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(j)     Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(k)     Construe and interpret any Award Agreement delivered under the Plan;

(l)     Make factual determinations in connection with the administration or interpretation of the Plan;

(m)     Employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom;

(n)     Vary the terms of Awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions or to procure favorable tax treatment for Participants; and

(o)     Amend the Plan or any Award Agreement as provided herein.

4.4     DELEGATION OF AUTHORITY.   To the extent not prohibited by applicable laws, rules and regulations, the Board or the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or to one or more directors or executive officers of the Corporation as it deems appropriate under such conditions or limitations as it may set at the time of such delegation or thereafter, except that neither the Board nor the Committee may delegate its authority pursuant to Article 15 to amend the Plan. For purposes of the Plan, references to the Committee shall be deemed to refer to any subcommittee, subcommittees, directors or executive officers to whom the Board or the Committee delegates authority pursuant to this Section 4.4.

4.5     DECISIONS BINDING.   The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1     NUMBER OF SHARES.   Subject to adjustment as provided in Section 14.1, the aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Share Award) shall be 8,448,478 shares (the “Maximum Number”). Not more than the Maximum Number of shares of Stock shall be granted in the form of Incentive Stock Options.

5.2     PLAN SUB-LIMITS.   Subject to adjustment as provided in Section 14.1, the maximum aggregate number of shares of Stock that may be issued in conjunction with (i) Restricted Stock Awards, unrestricted shares of Stock, Performance Share Awards, and Dividend Equivalents, and (ii) Restricted Stock Unit Awards, Performance Share Unit Awards and Other Awards but only if such Awards are paid or settled in shares of Stock, is 1,000,000 shares.

5.3     LAPSED AWARDS.   To the fullest extent permissible under Rule 16b-3 under the 1934 Act and Section 422 of the Code and any other applicable laws, rules and regulations, (i) if an Award is canceled, terminates, expires, is forfeited or lapses for any reason without having been exercised or settled, any shares of Stock subject to the Award will be added back into the Maximum Number and will again be available for the grant of an Award under the Plan and (ii) shares of Stock subject to SARs or other Awards settled in cash shall be added back into the Maximum Number and will be available for the grant of an Award under the Plan.

5.4     LIMITED DURATION OF CERTAIN RULES.   Any rule set forth in Section 5.2 that is considered a “formula” under the rules of the NASDAQ Stock Market applicable to the Corporation shall expire on and not be applied after the tenth anniversary of the date on which the Plan is approved by the Corporation’s stockholders. The expiration of any such rule shall not affect any calculation of shares of Stock available for delivery under the Plan that was made while the rule was in effect.

5.5     STOCK DISTRIBUTED.   Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.6     LIMITATION ON AWARDS.   Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 14.1), the maximum number of shares of Stock that may be issued in respect of, or used to provide a basis of measurement for or to determine the value of, one or more Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, Performance Share Unit Awards, Dividend Equivalent Awards or Other Stock-Based Awards (regardless of whether such Awards are settled in cash, Stock or a combination thereof) granted during any one calendar year under the Plan to any one Participant shall be 400,000 (all of which may be granted as Incentive Stock Options). The maximum amount of one or more Awards denominated in cash that may be received by any one Participant during any one calendar year under the Plan shall be $1,000,000.

ARTICLE 6

ELIGIBILITY

6.1     GENERAL.   Awards may be granted only to individuals who are employees, officers or directors of the Corporation or a Parent or Subsidiary (each, an “Eligible Individual”). Under the Plan, references to “employment” or “employed” include the service of Participants who are Non-Employee Directors.

ARTICLE 7

STOCK OPTIONS

7.1     GENERAL.   The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a)     EXERCISE PRICE.   The exercise price per share of Stock under an Option shall be determined by the Committee at the time of the grant but in no event shall the exercise price be less than 100% of the Fair Market Value of a share of Stock on the date of grant.

(b)     TIME AND CONDITIONS OF EXERCISE.   The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e). The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. The Committee may waive any exercise provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exerciseable at an earlier date.

(c)     PAYMENT.   Unless otherwise determined by the Committee, the exercise price of an Option may be paid (i) in cash, (ii) by actual delivery or attestation to ownership of freely transferable shares of stock already owned; provided, however, that to the extent required by applicable accounting rules, such shares shall have been held by the Participant for at least six months, (iii) by a combination of cash and shares of Stock equal in value to the exercise price, (iv) through net share settlement or a similar procedure involving the withholding of shares of Stock subject to the Option with a value equal to the exercise price or (v) by such other means as the Committee, in its discretion, may authorize. In accordance with the rules and procedures authorized by the Committee for this purpose, an Option may also be exercised through a “cashless exercise” procedure authorized by the Committee that permits Participants to exercise Options by delivering a properly executed exercise notice to the Corporation together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations.

(d)     EVIDENCE OF GRANT.   All Options shall be evidenced by an Award Agreement between the Corporation and the Participant. The Award Agreement shall include such provisions not inconsistent with the Plan as may be specified by the Committee.

(e)     EXERCISE TERM.   In no event may any Option be exercisable for more than ten years from the date of its grant.

7.2     INCENTIVE STOCK OPTIONS.   The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a)     LAPSE OF OPTION.   An Incentive Stock Option shall lapse under the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in paragraphs (3), (4) and (5) below, provide in writing that the Option will extend until a later date, but if an Option is exercised after the dates specified in paragraphs (3), (4) and (5) below, it will automatically become a Non-Qualified Stock Option:

(1)     The Incentive Stock Option shall lapse as of the option expiration date set forth in the Award Agreement.

(2)     The Incentive Stock Option shall lapse ten years after it is granted, unless an earlier time is set in the Award Agreement.

(3)     If the Participant terminates employment for any reason other than as provided in paragraph (4) or (5) below, the Incentive Stock Option shall lapse, unless it is previously exercised, three months after the Participant’s termination of employment; provided, however, that if the Participant’s employment is terminated by the Corporation for Cause, the Incentive Stock Option shall (to the extent not previously exercised) lapse immediately.

(4)     If the Participant terminates employment by reason of his Disability, the Incentive Stock Option shall lapse, unless it is previously exercised, one year after the Participant’s termination of employment.

(5)     If the Participant dies while employed, or during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Option otherwise lapses, the Option shall lapse one year after the Participant’s death. Upon the Participant’s death, any exercisable Incentive Stock Options may be exercised by the Participant’s beneficiary, determined in accordance with Section 13.5.

Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 13, if a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the shares that were otherwise vested on the Participant’s termination of employment.

(b)     INDIVIDUAL DOLLAR LIMITATION.   The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.

(c)     TEN PERCENT OWNERS.   No Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation or any Parent or Affiliate unless the exercise price per share of such Option is at least 110% of the Fair Market Value per share of Stock at the date of grant and the Option expires no later than five years after the date of grant.

(d)     EXPIRATION OF INCENTIVE STOCK OPTIONS.   No Award of an Incentive Stock Option may be made pursuant to the Plan after the day immediately prior to the tenth anniversary of the Effective Date.

(e)     RIGHT TO EXERCISE.   During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative.

(f)     DIRECTORS.   The Committee may not grant an Incentive Stock Option to a Non-Employee Director. The Committee may grant an Incentive Stock Option to a director who is also an employee of the Corporation or any Parent or Affiliate but only in that individual’s position as an employee and not as a director.

7.3     NO REPRICING OF OPTIONS.   The Committee may not “reprice” any Option. “Reprice” means any of the following or any other action that has the same effect: (i) amending an Option to reduce its exercise price, (ii) canceling an Option at a time when its exercise price exceeds the Fair Market Value of a share of Stock in exchange for an Option, Restricted Stock Award or other equity award unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 7.3 shall prevent the Committee from making adjustments pursuant to Section 14.1.

7.4     OPTION EXCHANGE OFFER.   Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s stockholders, the Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Options, be tendered to the Company in exchange for the issuance of a lesser amount of Options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within six months of the date of such stockholder approval. An additional 1,600,000 shares of common stock will be available for issuance of options to be granted under the Plan pursuant to the option exchange offer. These shares will be used only for options granted in the exchange program, and, notwithstanding any other provision of the Plan, if any of those shares are not issued pursuant to the new options granted in the exchange program for any reason (including upon forfeiture or expiration of the new options), they will cease to be available for issuance under the Plan.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1     GRANT OF STOCK APPRECIATION RIGHTS.   The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)     RIGHT TO PAYMENT.   Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1)     The Fair Market Value of one share of Stock on the date of exercise; over

(2)     The grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one share of Stock on the date of grant.

(b)     OTHER TERMS.   All awards of Stock Appreciation Rights shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement, provided that each Stock Appreciation Right shall lapse ten years after it is granted, unless an earlier time is set in the Award Agreement.

8.2     NO REPRICING OF STOCK APPRECIATION RIGHTS.   The Committee may not “reprice” any Stock Appreciation Right. “Reprice” means any of the following or any other action that has the same effect: (i) amending a Stock Appreciation Right to reduce its grant price, (ii) canceling a Stock Appreciation Right at a time when its grant price exceeds the Fair Market Value of a share of Stock in exchange for an Option, Restricted Stock

Award or other equity award unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction, or (iii) taking any other action that is treated as a repricing under GAAP, provided that nothing in this Section 8.2 shall prevent the Committee from making adjustments pursuant to Section 14.1.

ARTICLE 9

PERFORMANCE SHARE AWARDS AND

PERFORMANCE SHARE UNIT AWARDS

9.1     PERFORMANCE SHARE AWARDS.   The Committee is authorized to grant Performance Share Awards to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Share Awards granted to each Participant, subject to Section 5.6. All Performance Share Awards shall be evidenced by an Award Agreement. A grant of a Performance Share Award shall consist of a Target Number of shares of Stock granted to an Eligible Individual subject to risk of forfeiture for failure to achieve the Performance Targets and subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Agreement. The Performance Targets will be evaluated at the end of the applicable Performance Period and a Participant may receive more or less than the Target Number of shares of Stock subject to a Performance Share Award, subject to Section 5.6, depending on the extent to which the Performance Targets and other terms and conditions to payment are met over the Performance Period.

9.2     PERFORMANCE SHARE UNIT AWARDS.   The Committee is authorized to grant Performance Share Unit Awards to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Share Unit Awards granted to each Participant, subject to Section 5.6. All Performance Share Unit Awards shall be evidenced by an Award Agreement. A Performance Stock Unit Award shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Agreement, a Target Number of shares of Stock based upon the achievement of Performance Targets over the applicable Performance Period. Performance Share Unit Awards may be payable in cash, Stock or other property, as determined by the Committee and reflected in the Award Agreement. The Performance Targets will be evaluated at the end of the applicable Performance Period and a Participant may receive more or less than the Target Number of shares of Stock subject to a Performance Share Unit Award, subject to Section 5.6, depending on the extent to which the Performance Targets and other terms and conditions to payment are met over the Performance Period.

ARTICLE 10

RESTRICTED STOCK AWARDS AND

RESTRICTED STOCK UNIT AWARDS

10.1     RESTRICTED STOCK AWARDS.

(a)     GRANT.   The Committee is authorized to grant Restricted Stock Awards to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Restricted Stock Awards shall be evidenced by an Award Agreement. A Restricted Stock Award shall consist of one or more shares of Stock granted to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Agreement.

(b)     ISSUANCE AND RESTRICTIONS.   Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

(c)     FORFEITURE.   Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Corporation; provided, however, that the Committee may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

(d)     CERTIFICATES FOR RESTRICTED STOCK.   Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

10.2     RESTRICTED STOCK UNIT AWARDS.   The Committee is authorized to grant Restricted Stock Unit Awards to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Restricted Stock Unit Awards shall be evidenced by an Award Agreement. A Restricted Stock Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award, one or more shares of Stock. Restricted Stock Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be canceled. Restricted Stock Units may be payable in cash, shares of Stock or other property, as determined by the Committee and reflected in the Award Agreement.

ARTICLE 11

DIVIDEND EQUIVALENTS

11.1     GRANT OF DIVIDEND EQUIVALENTS.   The Committee is authorized to grant Dividend Equivalents to Participants subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments (in cash, Stock or other property) equal to dividends with respect to all or a portion of the number of shares of Stock subject to an Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued, or be deemed to have been reinvested in additional shares of Stock or otherwise reinvested; provided, however, that the terms of any reinvestment of Dividend Equivalents must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A.

ARTICLE 12

OTHER STOCK-BASED AWARDS

12.1     GRANT OF OTHER STOCK-BASED AWARDS.   The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, shares of Stock awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, stock units, phantom stock and other Awards valued by reference to book value of shares of Stock or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 13

PROVISIONS APPLICABLE TO AWARDS

13.1     STAND-ALONE, TANDEM, AND SUBSTITUTE AWARDS.   Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

13.2     TERM OF AWARD.   The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant (or, if Section 7.2(c) applies, five years from the date of its grant).

13.3     FORM OF PAYMENT FOR AWARDS.   Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Corporation or a Parent or Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the time of grant, including, without limitation, cash, Stock, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

13.4     LIMITS ON TRANSFER.   No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered or hypothecated to or in favor of any party other than the Corporation or a Parent or Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Corporation or a Parent or Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation or other adverse tax consequences, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Section 422(b) of the Code, (iii) does not result in cash or any other consideration being exchanged for the Award, and (iv) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including, without limitation, state or federal tax or securities laws applicable to transferable Awards.

13.5     BENEFICIARIES.   Notwithstanding Section 13.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and such Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee.

13.6     STOCK CERTIFICATES.   All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

13.7     ACCELERATION UPON DEATH OR DISABILITY.   Unless otherwise set forth in an Award Agreement, upon the Participant’s death or Disability during his employment or service as a director, all outstanding Options, Stock Appreciation Rights, Restricted Stock Awards and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on outstanding Awards shall lapse. Any Option or Stock Appreciation Right shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Non-Qualified Stock Options.

13.8     ACCELERATION OF VESTING AND LAPSE OF RESTRICTIONS.   The Committee may, in its sole discretion, at any time (including, without limitation, prior to, coincident with or subsequent to a Change of Control) determine that (a) all or a portion of a Participant’s Options, Stock Appreciation Rights and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, and/or (b) all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, in each case, as of such date as the Committee may, in its sole discretion, declare; provided, however, that, with respect to Awards that are subject to Section 409A, the Committee shall not have the authority to accelerate or postpone the timing of payment or settlement of an

Award in a manner that would cause such Award to become subject to the interest and penalty provisions under Section 409A. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 13.8.

13.9     OTHER ADJUSTMENTS.   If (i) an Award is accelerated under Section 13.8 or (ii) a Change of Control occurs (regardless or whether acceleration under Section 13.8 occurs), the Committee may, in its sole discretion, provide (a) that the Award will expire after a designated period of time after such acceleration or Change of Control, as applicable, to the extent not then exercised, (b) that the Award will be settled in cash rather than Stock, (c) that the Award will be assumed by another party to a transaction giving rise to the acceleration or a party to the Change of Control, (d) that the Award will otherwise be equitably converted or adjusted in connection with such transaction or Change of Control, or (e) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated; provided, however, that, with respect to Awards that are subject to Section 409A, the Committee shall not have the authority to accelerate or postpone the timing of payment or settlement of an Award in a manner that would cause such Award to become subject to the interest and penalty provisions under Section 409A.

13.10     PERFORMANCE GOALS.   In order to preserve the deductibility of an Award under Section 162(m) of the Code, the Committee may determine that any Award granted pursuant to the Plan to a Participant that is or is expected to become a Covered Employee shall be determined solely on the basis of (a) the achievement by the Corporation or a Parent or Subsidiary of a specified target return, or target growth in return, on equity or assets, (b) the Corporation’s stock price, (c) the Corporation’s total shareholder return (stock price appreciation plus reinvested dividends) relative to a defined comparison group or target over a specific performance period, (d) the achievement by the Corporation or a Parent or Subsidiary, or a business unit of any such entity, of a specified target, or target growth in, net income, revenues, earnings per share, earnings before income and taxes, and earnings before income, taxes, depreciation and amortization, or (e) any combination of the goals set forth in (a) through (d) above. If an Award is made on such basis, the Committee shall establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Section 162(m) of the Code or the regulations thereunder), and the Committee has the right for any reason to reduce (but not increase) the Award, notwithstanding the achievement of a specified goal. Any payment of an Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

13.11     TERMINATION OF EMPLOYMENT.   Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur (i) in a circumstance in which a Participant transfers from the Corporation to one of its Parents or Subsidiaries, transfers from a Parent or Affiliate to the Corporation, or transfers from one Parent or Affiliate to another Parent or Affiliate, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a split-off, spin-off, sale or other disposition of the Participant’s employer from the Corporation or any Parent or Affiliate. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Corporation, a Parent or Affiliate for purposes of Section 424(f) of the Code, the Options held by such Participant shall be deemed to be Non-Qualified Stock Options.

ARTICLE 14

CHANGES IN CAPITAL STRUCTURE

14.1     GENERAL.   In the event of a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Sections 5.1 and 5.6 shall be adjusted proportionately, and the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards; (iv) adjustments to the type or form of Award; and (v) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event a stock dividend or stock split is declared upon the Stock, the authorization limits under Sections 5.1 and 5.6 shall be increased proportionately, and the shares of Stock then subject to each Award shall be increased proportionately without any change in the aggregate purchase price therefore.

ARTICLE 15

AMENDMENT, MODIFICATION AND TERMINATION

15.1     AMENDMENT, MODIFICATION AND TERMINATION.   The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan; provided, however, that the Board or the Committee may condition any amendment or modification on the approval of shareholders of the Corporation if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

15.2     AWARDS PREVIOUSLY GRANTED.   At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award or Award Agreement without approval of the Participant; provided, however, that, subject to the terms of the applicable Award Agreement, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination; provided further, however, that the original term of any Option may not be extended. No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant. Notwithstanding any provision herein to the contrary, the Committee shall have broad authority to amend the Plan or any outstanding Award under the Plan without approval of the Participant to the extent necessary or desirable (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations or (ii) to ensure that an Award is not subject to interest and penalties under Section 409A.

ARTICLE 16

GENERAL PROVISIONS

16.1     NO RIGHTS TO AWARDS.   No Participant or any Eligible Individual shall have any claim to be granted any Award under the Plan, and neither the Corporation nor the Committee is obligated to treat Participants or Eligible Individuals uniformly.

16.2     NO STOCKHOLDER RIGHTS.   No Award gives the Participant any of the rights of a shareholder of the Corporation unless and until shares of Stock are in fact issued to such person in connection with the exercise, payment or settlement of such Award.

16.3     WITHHOLDING.   The Corporation or any Subsidiary, Parent or Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy federal, state, local and other taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by (i) withholding from the Award shares of Stock or (ii) delivering shares of Stock that are already owned, having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The Corporation or any Subsidiary, Parent or Affiliate, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

16.4     NO RIGHT TO CONTINUED SERVICE.   Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Corporation or any Parent or Affiliate to terminate any Participant’s employment or status as an officer or director at any time, nor confer upon any Participant any right to continue as an employee, officer or director of the Corporation or any Parent or Affiliate. In its sole discretion, the Board or the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Stock with respect to awards hereunder.

16.5     UNFUNDED STATUS OF AWARDS.   The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Corporation or any Parent or Affiliate.

16.6     INDEMNIFICATION.   To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Corporation from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit or proceeding against him; provided such member shall give the Corporation an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold such persons harmless.

16.7     RELATIONSHIP TO OTHER BENEFITS.   No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Corporation or any Parent or Affiliate unless provided otherwise in such other plan.

16.8     EXPENSES; APPLICATION OF FUNDS.   The expenses of administering the Plan shall be borne by the Corporation and its Parents or Subsidiaries. The proceeds received by the Corporation from the sale of shares of Stock pursuant to Awards will be used for general corporate purposes.

16.9     TITLES AND HEADINGS.   The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.10     GENDER AND NUMBER.   Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.11     FRACTIONAL SHARES.   No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down.

16.12     GOVERNMENT AND OTHER REGULATIONS.   The obligation of the Corporation to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules and regulations, and to such approvals by government agencies as may be required. To the extent that Awards under the Plan are awarded to individuals who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws of such jurisdiction and (ii) to avoid adverse tax consequences relating to an Award. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Corporation, one or more sub-plans applicable to separate classes of Participants who are subject to the laws of jurisdictions outside of the United States.

16.13     SECURITIES LAW RESTRICTIONS.   An Award may not be exercised or settled and no shares of Stock may be issued in connection with an Award unless the issuance of such shares of Stock has been registered under the 1933 Act and qualified under applicable state “blue sky” laws and any applicable foreign securities laws, or the Corporation has determined that an exemption from registration and from qualification under such state “blue sky” laws is available. The Corporation shall be under no obligation to register under the 1933 Act, or any state securities act, any of the shares of Stock issued in connection with the Plan. The shares issued in connection with the Plan may in certain circumstances be exempt from registration under the 1933 Act, and the Corporation may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. The Committee may require each Participant purchasing or acquiring shares of Stock pursuant to an

Award under the Plan to represent to and agree with the Corporation in writing that such Participant is acquiring the shares of Stock for investment purposes and not with a view to the distribution thereof. All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any exchange upon which the Stock is then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

16.14     SATISFACTION OF OBLIGATIONS.   Subject to applicable law, the Corporation may apply any cash, shares of Stock, securities or other consideration received upon exercise or settlement of an Award to any obligations a Participant owes to the Corporation and its Parents, Subsidiaries or Affiliates in connection with the Plan or otherwise, including, without limitation, any tax obligations or obligations under a currency facility established in connection with the Plan.

16.15     SECTION 409A OF THE CODE.   If any provision of the Plan or an Award Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or could cause an Award to be subject to the interest and penalties under Section 409A, such provision of the Plan or any Award Agreement shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

16.16     GOVERNING LAW.   To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

16.17     ADDITIONAL PROVISIONS.   Each Award Agreement may contain such other terms and conditions as the Board or the Committee may determine, provided that such other terms and conditions are not inconsistent with the provisions of the Plan. In the event of any conflict or inconsistency between the Plan and an Award Agreement, the Plan shall govern and the Award Agreement shall be interpreted to minimize or eliminate such conflict or inconsistency.

SONIC

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 14, 2010.

Vote by Internet

• Log on to the Internet and go to

www.envisionreports.com/SONC

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in • Follow the instructions provided by the recorded message.

this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2—4.

Election of five Directors: For Withhold

01—J. Clifford Hudson 02—Federico F. Peña

04—Douglas N. Benham 05—Kathryn L. Taylor

For Against Abstain

2. Approval of amendments to existing equity plans to allow for a one-time stock option exchange program for employees

other than directors and named executive officers.

4. Ratification of appointment of Ernst & Young LLP as the

Company’s independent registered public accounting firm.

B Non-Voting Items

Change of Address — Please print new address below.

For Withhold For Withhold

03—Robert M. Rosenberg

For Against Abstain

3. Approval of amendments to the Sonic Corp. 2006 Long-Term

Incentive Plan, to increase (i) the number of shares available for grant under the plan and (ii) the maximum number of shares in respect of awards that may be made to any participant in any one calendar year.

To act upon any such other matters as may properly come before the meeting or any adjournments or postponements thereof.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears below, date and return this proxy card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this proxy card. Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both persons should sign.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

1UPX

Signature 2 — Please keep signature within the box.

+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

SONIC

America’s

Drive.In.

Proxy — SONIC CORP.

For the Annual Meeting of Stockholders

THE BOARD OF DIRECTORS OF SONIC CORP. IS SOLICITING THIS PROXY

The undersigned hereby appoints W. Scott McLain and Carolyn C. Cummins, and each of them, the undersigned’s proxy, with full power of substitution, to attend the annual meeting of the stockholders of Sonic Corp. (the “Company”) on Thursday, January 14, 2010, at 1:30 p.m., on the Fourth Floor of the Sonic Headquarters Building, 300 Johnny Bench Drive, Oklahoma City, Oklahoma, and at any adjournment of that meeting, and to vote the undersigned’s shares of common stock as designated on the reverse side.

The persons named above will vote the shares of common stock represented by this proxy card in accordance with the specifications made in Item A. If the undersigned makes no specification, the persons named above will vote the shares in favor of Item A.